As filed with the Securities and Exchange Commission on June 19, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Emerald Holding, Inc.

(Exact name of registrant as specified in its charter)

Delaware	42-1775077
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

31910 Del Obispo Street

Suite 200

San Juan Capistrano, California 92675

(949) 226-5700

(Address, including zip code, and telephone number including area code, of registrant’s principal executive offices)

Mitchell Gendel, Esq.

General Counsel

100 Broadway, 14th Floor

New York, NY 10005

(949) 226-5700

(Name, address, including zip code, and telephone number including area code, of agent for service)

with a copy to:

Daniel J. Bursky, Esq.

Lee T. Barnum, Esq.

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York

(212) 859-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Rights to purchase Series A Convertible Participating Preferred Stock	(1)	—	—	(2)
Series A Convertible Participating Preferred Stock	24,388,014 shares(3)	$5.60	$136,572,878.4(4)	$17,728
Shares of common stock issuable upon conversion of Series A Convertible Participating Preferred Stock	(5)	—	—	(5)
Total Registration Fee				$17,728

(1)	Evidencing the rights to subscribe for shares of Series A Convertible Participating Preferred Stock.
(2)	The rights are being issued for no consideration. Pursuant to Rule 457(g) under the Securities Act of 1933, no separate registration fee is payable in respect thereof.
(3)	Evidencing the Series A Convertible Participating Preferred Stock that may be issued pursuant to the exercise of rights by shareholders other than Onex Corporation and its affiliates.
(4)	Represents the gross proceeds from the assumed exercise of all rights issued.
(5)

The shares of common stock that are being registered include such indeterminate number of shares of common stock, if any, that may be issued upon conversion of the Series A Convertible Participating Preferred Stock registered hereunder, which shares are not subject to an additional fee pursuant to Rule 457(i) of the Securities Act. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with the anti-dilution provisions or stock splits, stock dividends, recapitalizations or similar events.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated June 19, 2020

PROSPECTUS

Emerald Holding, Inc.

Rights to Purchase up to 24,388,014 Shares of

7% Series A Convertible Participating Preferred Stock at

$5.60 per Share

We are distributing at no charge to holders of our common stock non-transferable subscription rights to purchase up to an aggregate of 24,388,014 shares of 7% Series A Convertible Participating Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”). You will receive one subscription right for each share of common stock owned as of 5:00 p.m., New York City time, on                , 2020 (the “record date”). Each subscription right will entitle holders of our common stock on the record date to purchase one share of Series A Preferred Stock at a subscription price of $5.60 per share (the “subscription price”). Each share of Series A Preferred Stock will initially be convertible into approximately 1.59 shares of common stock, which is equivalent to the initial liquidation preference per share of $5.60 divided by the initial conversion price of $3.52 per share, subject to adjustment upon the occurrence of certain events (the “conversion price”). The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on                , 2020, unless extended (the “expiration date”). If you hold your shares in the name of a broker, dealer, or other nominee who uses the services of the Depository Trust Company (“DTC”), you must exercise your subscription rights before 2:15 p.m., New York City time, on the expiration date.

We are conducting this offering (the “rights offering”) in connection with an investment agreement dated as of June 10, 2020 (the “Investment Agreement”) by and between Emerald and Onex Partners V LP. Pursuant to the Investment Agreement, Onex Partners V LP has agreed to purchase from us at a price per share equal to the subscription price: (i) 47,058,332 shares of Series A Preferred Stock (representing the pro rata allotment of Series A Preferred Stock attributable to certain investment funds managed by an affiliate of Onex Corporation that are currently holders of our outstanding common stock (such funds, collectively, and together with Onex Partners V LP, “Onex”) in accordance with their percentage ownership of our outstanding common stock as of the record date) in a private placement, which is expected to close on or prior to July 9, 2020 (the “Private Placement”) and (ii) any and all shares of Series A Preferred Stock not subscribed for in the rights offering by common stockholders other than Onex, which number of shares will equal the difference between 24,388,014 and the number of shares of Series A Preferred Stock subscribed for in this rights offering (the “Backstop Commitment”). Onex has further agreed that it and its affiliates will not exercise any subscription rights to purchase Series A Preferred Stock in the rights offering. Onex owned approximately 65.9% of our outstanding common stock as of June 10, 2020 (there were no outstanding shares of preferred stock as of such date). After giving effect to these transactions and taking into account its affiliates’ existing ownership of our common stock, Onex’ pro forma ownership of our common stock, on an as-converted basis, will be between 65.9% and 86.8% depending on the extent to which common stockholders other than Onex participate in the rights offering.

The Series A Preferred Stock will accumulate an accreting return at a rate per annum equal to 7% on the accreted liquidation preference (as defined herein), payable quarterly in arrears (the “accretion amount”) on March 31st, June 30th, September 30th and December 31st of each year (each, a “return payment date”), beginning on September 30, 2020. Until July 1, 2023, the accretion amount will automatically be paid in-kind by adding to the accreted liquidation preference of each share the unpaid accretion amount that has accumulated on such share to, but excluding, the applicable return payment date. On and after July 1, 2023, we will be able to, at our option, pay the accumulated and unpaid accretion amount on the Series A Preferred Stock in cash or in-kind. On any return payment date on or after July 1, 2023, in the event we do not pay all or any portion of the accretion amount that has accumulated since the previous return payment date in cash, then such accretion amount will be automatically added to the accreted liquidation preference of each share of Series A Preferred Stock then outstanding. The accretion amount accrues on the accreted liquidation preference on a daily basis from the Private Placement Closing Date (as defined below).

We may cause the conversion of all or a portion of the outstanding shares of Series A Preferred Stock at any time following the third anniversary of the closing date of the Private Placement, which is expected to be on or prior to July 9, 2020 (the “Private Placement Closing Date”), if the trading price per share of common stock closes at or above 175% of the then-applicable conversion price for at least 20 consecutive trading days and subject to certain liquidity conditions.

Shares of our common stock are traded on the New York Stock Exchange (the “NYSE”) under the symbol “EEX.” The shares of common stock issuable upon the conversion of the Series A Preferred Stock will also be listed on the NYSE under the same symbol. We do not expect to list the subscription rights or the Series A Preferred Stock on the NYSE or on any other exchange or market.

This rights offering is being made directly by us. We are not using an underwriter or selling agent in connection with this rights offering. We have engaged Computershare Trust Company, N.A. (“Computershare”) to serve as our subscription agent and Georgeson LLC to serve as our information agent for the rights offering. Computershare will hold in escrow the funds we receive from subscribers until we complete or cancel the rights offering.

Exercising the rights and investing in our shares of Series A Preferred Stock and our common stock involves risks. We urge you to read carefully the section entitled “Risk Factors” beginning on page 17 of this prospectus, the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and all other information included or incorporated by reference in this prospectus in its entirety before you decide whether to exercise your rights.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

The date of this prospectus is                 .

ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, the terms “Emerald”, “we”, “us”, and “our” refer to Emerald Holding, Inc. and its subsidiaries.

You should rely only on the information included or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus or any exercise of the rights. Our business, financial condition, results of operations and prospects may have changed since that date.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information from this prospectus and the documents incorporated by reference in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference in this prospectus contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, the shares of Series A Preferred Stock and the shares of common stock issuable upon conversion of the Series A Preferred Stock, and our business.

Exercising the rights and investing in our Series A Preferred Stock and common stock involves risks. We urge you to carefully read the section entitled “Risk Factors” beginning on page 17 of this prospectus and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and all other information included or incorporated in this prospectus by reference in its entirety before you decide whether to exercise your rights.

Why are we conducting the rights offering?

The rights offering is the result of a process led by a special committee of our board of directors comprised of independent directors (the “special committee”), which resulted in our announcing on June 10, 2020 plans to raise $400 million through the issuance of Series A Preferred Stock. To effect the proposed capital raise, we entered into the Investment Agreement pursuant to which Onex, subject to customary closing conditions, has agreed to acquire $263.5 million of Series A Preferred Stock (representing the pro rata allotment of Series A Preferred Stock attributable to Onex in accordance with its percentage ownership of our outstanding common stock as of the record date) in the Private Placement and has also agreed to the Backstop Commitment. As a result of the rights offering, all holders of our common stock on the record date will have an opportunity to acquire shares of Series A Preferred Stock on a pro rata basis at the subscription price of $5.60 per share.

We expect to use the net proceeds from the Private Placement, the rights offering and the Backstop Commitment to repay outstanding indebtedness under our Amended and Restated Revolving Credit Facility and for general corporate purposes, including organic and acquisition growth initiatives. Please see “Use of Proceeds.”

Will Onex or any of its affiliates participate in this offering?

Although Onex will receive subscription rights in the rights offering due to its affiliates’ holdings of common stock, pursuant to the Investment Agreement, Onex has agreed that it and its affiliates will not exercise any subscription rights to purchase Series A Preferred Stock in the rights offering. Onex has agreed to provide the Backstop Commitment under which it will purchase from us, in a private transaction separate from the rights offering, at a price per share equal to the subscription price, any and all shares of Series A Preferred Stock not subscribed for in the rights offering by common stockholders other than Onex, which number of shares will equal the difference between 24,388,014 and the number of shares of Series A Preferred Stock subscribed for in the rights offering. To the extent that Onex purchases shares of Series A Preferred Stock pursuant to the Backstop Commitment, the closing of the placement to Onex is expected to occur no later than 20 business days following the closing of the rights offering.

How many shares of Series A Preferred Stock will Onex and its affiliates own after the rights offering?

Onex has agreed to purchase 47,058,332 shares of Series A Preferred Stock in the Private Placement on or prior to July 9, 2020, the Private Placement Closing Date. In addition, pursuant to the Backstop Commitment, Onex may acquire up to 24,388,014 additional shares of Series A Preferred Stock.

After giving effect to the Private Placement, this rights offering and the Backstop Commitment, and taking into account Onex’ existing ownership of our common stock, Onex’ pro forma ownership of our common stock, on an as-converted basis, will be between 65.9% and 86.8% depending on the extent to which common stockholders other than Onex participate in the rights offering.

As part of the transactions contemplated by the Investment Agreement, Onex will enter into letter agreements with us pursuant to which Onex will agree that, until the date on which (x) Onex beneficially owns less than 20% of our total outstanding common stock on an as-converted basis and (y) there are no representatives of Onex serving as directors on our board, Onex will not, without the consent of a majority of the Unaffiliated Directors (as defined below) or a committee of Unaffiliated Directors, (i) acquire any of our common stock or other equity securities (subject to certain customary exceptions), (ii) propose, commence or participate in any merger, acquisition, tender offer, exchange offer, asset sale transaction or other business combination involving us or (iii) propose or support a deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the delisting of our common stock from the NYSE.

Has Emerald’s board of directors or the special committee made a recommendation to our stockholders regarding the exercise of rights in the rights offering?

No. Neither our board of directors nor the special committee has, or will, make any recommendation to stockholders regarding the exercise of rights in the rights offering. You should make an independent investment decision about whether or not to exercise your rights. Stockholders who exercise rights risk the loss of their investment. There is currently no market for the Series A Preferred Stock, and we do not expect to list the Series A Preferred Stock on the NYSE or on any other exchange or market.

Am I required to exercise any or all of the rights I receive in the rights offering?

No. You may exercise any number of your rights, or you may choose not to exercise any rights. If you do not exercise any rights, or you exercise your rights but do not convert your shares of Series A Preferred Stock into shares of common stock, the number of shares of our common stock that you own will not change.

Will my percentage ownership interest in Emerald be diluted by the rights offering and the Backstop Commitment?

Your ownership interest will be diluted to the extent that you do not exercise your rights.

As a result of this rights offering and giving effect to the Backstop Commitment, to the extent you do not exercise your rights, you will lose any value represented by your unexercised rights and the percentage that your original shares of common stock represent of our increased equity will be diluted. Similarly, to the extent that you convert shares of Series A Preferred Stock into shares of common stock while other holders of Series A Preferred Stock do not convert their shares into common stock and instead continue to hold their shares of Series A Preferred Stock, if we do not pay cash dividends on such other holders’ shares of Series A Preferred Stock when we are permitted to do so (which will not be until July 1, 2023) and instead increase the liquidation preference by a payment in-kind, this will increase the liquidation preference and therefore the dilutive impact of the outstanding Series A Preferred Stock upon conversion by a holder of such Series A Preferred Stock.

What are we distributing in this rights offering?

We are distributing subscription rights to holders of our common stock as of 5:00 p.m. New York City time on                , 2020, which we refer to as the record date, at no charge. Holders of our common stock other than Onex will receive subscription rights to purchase up to an aggregate of 24,388,014 shares of Series A Preferred Stock. You will receive one non-transferable subscription right for each share of our common stock that you own as of 5:00 p.m. New York City time on the record date, with each such right entitling the holder to purchase one share of Series A Preferred Stock at the subscription price of $5.60. The subscription rights will be evidenced by rights certificates.

What is a subscription right?

Each subscription right gives the holder the opportunity to purchase one share of Series A Preferred Stock at the subscription price of $5.60. The shares of Series A Preferred Stock will be convertible into a number of shares of common stock that is equal to the amount of the accreted liquidation preference per share of Series A Preferred Stock divided by the conversion price of the Series A Preferred Stock then in effect.

What is the conversion price?

The initial conversion price of the Series A Preferred Stock is $3.52 per share, and is subject to customary anti-dilution adjustments upon the occurrence of certain events, including downward adjustment in the event we issue securities, subject to exceptions, at a price that is lower than the fair market value of such securities. Subject to obtaining any vote of stockholders required by the rules of the NYSE, if applicable, the conversion price may not be adjusted below $3.23 per share of common stock (except as a result of any stock split, stock dividend, recapitalization or similar event).

How many shares of common stock will I receive if I convert my shares of Series A Preferred Stock?

Each share of Series A Preferred Stock will be convertible into a number of shares of common stock that is equal to the amount of the accreted liquidation preference per share of Series A Preferred Stock divided by the conversion price then in effect. Each share of Series A Preferred Stock will initially be convertible into approximately 1.59 shares of our common stock, which is equivalent to the initial liquidation preference per share of $5.60 divided by the initial conversion price of $3.52 per share. If a holder would be entitled to receive a fractional interest in a share of our common stock (after aggregating all shares of common stock issuable upon conversion by such holder), such fractional interest will, to the extent permitted under applicable law, be settled in cash.

If you convert your Series A Preferred Stock, you may be unable to sell the shares of common stock issuable upon such conversion at a price equal to or greater than the conversion price, and there can be no assurance that the conversion price will not be adjusted to a lower price following any such conversion. For more information on the risks of participating in the rights offering, see the section of this prospectus entitled “Risk Factors.”

How many shares of Series A Preferred Stock may I purchase if I exercise my subscription rights?

We are granting to you, as a stockholder of record on the record date, one subscription right for each share of our common stock that you owned at that time. For example, if you owned 1,000 shares of our common stock on the record date, you were granted 1,000 subscription rights, and you would now have the right to purchase 1,000 shares of Series A Preferred Stock at a price of $5.60 per share. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.

If you hold your shares in the name of a broker, dealer, or other nominee who uses the services of DTC, then DTC will issue one right to such nominee for each share of our common stock that you own on the record date. Each right can then be used to purchase one share of Series A Preferred Stock at the subscription price of $5.60 per share.

May I subscribe for more Series A Preferred Stock than I am entitled to under the rights offering?

No. You may subscribe to purchase only one share of Series A Preferred Stock for each subscription right that you receive in the rights offering. Rights themselves are not transferable.

May I participate in this rights offering if I sell my common stock after the  record date?

The record date for this rights offering is                , 2020. If you own common stock as of 5:00 p.m., New York City time, on the record date, you will receive rights and may participate in this rights offering even if you subsequently sell your common stock.

Will the directors and executive officers participate in this rights offering?

To the extent they hold common stock as of the record date, our directors and  executive officers are entitled to participate in this rights offering on the same terms and conditions applicable to all rights holders. While some or all of our directors and executive officers may participate in this rights offering, they are not required to do so.

How does the Series A Preferred Stock vote?

Holders of the Series A Preferred Stock generally will be entitled to vote, on an as-converted basis, with holders of the common stock on all matters submitted to a vote of holders of common stock. Shares of Series A Preferred Stock held by Onex may not be voted until the expiration or termination of any applicable waiting period under the HSR Act.

An affirmative vote of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, is required before we are permitted to take certain actions, including amendments to our organizational documents in a manner adverse to the Series A Preferred Stock, issuing senior equity securities, and deregistering or delisting our shares of common stock. The holders of the Series A Preferred Stock are also entitled to elect, voting as a separate class, up to 5 members of our board of directors, and for so long as the Series A Preferred Stock represents more than 30% of our total outstanding common stock on an as-converted basis, an affirmative vote of a majority of such directors is required before we can take certain material actions. See “Description of Capital Stock—7% Series A Convertible Participating Preferred Stock—Voting and Director Designation Rights” for further details.

Are there any restrictions on my ability to vote my shares of Series A Preferred Stock?

No, there are no restrictions on your ability to vote your shares of Series A Preferred Stock.

Are there any restrictions on my ability to convert my shares of Series A Preferred Stock into common stock?

No. You will be able to convert freely your shares of Series A Preferred Stock into common stock at any time. We note, however, that there are also certain circumstances in which we may elect to cause your shares of Series A Preferred Stock to be converted automatically into common stock. Namely, at any time following the third anniversary of the Private Placement Closing Date, if the closing price of our common stock exceeds 175% of the then applicable conversion price for a period of 20 consecutive trading days, we may, at our option and subject to certain liquidity conditions, cause any or all of the then outstanding shares of Series A Preferred Stock to be converted automatically into common stock at the then applicable conversion price. Any fractional share entitlements resulting therefrom (after aggregating all shares of common stock issuable upon conversion to any holder) will, to the extent permitted under applicable law, be paid in cash in lieu of any fractional shares.

Can Emerald cause my shares of Series A Preferred Stock to be converted automatically into common stock?

Yes, at any time following the third anniversary of the Private Placement Closing Date and subject to certain liquidity conditions, if the closing price of our common stock exceeds 175% of the then applicable conversion price for a period of 20 consecutive trading days, we may, at our option, cause any or all of the then outstanding shares of Series A Preferred Stock be converted automatically into shares of common stock at the then applicable conversion price.

What stockholder approval will Emerald be seeking with respect to the shares of Series A Preferred Stock?

The rights offering and the transactions contemplated by the Investment Agreement, including the issuance of the Series A Preferred Stock, are not subject to the receipt of any stockholder approvals.

Are dividends paid on shares of Series A Preferred Stock?

Each share of Series A Preferred Stock will accumulate an accreting return at a rate per annum equal to 7% on the accreted liquidation preference, compounding quarterly and paid in kind by adding to the accreted liquidation preference until July 1, 2023 and thereafter, at our option, either in cash or in-kind by adding to the accreted liquidation preference.

Holders of our Series A Preferred Stock are also entitled to participate in and receive any cash dividends declared or paid on our common stock on an as-converted basis; however, no dividends may be paid to holders of common stock unless the aggregate accumulated accretion amount on the Series A Preferred Stock has been paid (which will not occur prior to July 1, 2023 because the accretion amount on the Series A Preferred Stock cannot be paid in cash prior to that date) or holders of a majority of the outstanding Series A Preferred Stock have consented to such dividends. We are not, however, required to pay dividends to holders of our common stock.

If I convert my shares of Series A Preferred Stock into common stock, will I receive any cash payment for any unpaid accretion amount on the shares of Series A Preferred Stock?

No. You will not receive a payment in cash for any unpaid accretion amount on the Series A Preferred Stock upon conversion, other than, to the extent permitted under applicable law, cash in lieu of the issuance of fractional shares of common stock upon conversion. Any such unpaid accretion amount represents a portion of the accreted liquidation preference of a share of Series A Preferred Stock and is therefore accounted for in determining the number of shares of common stock issuable if your Series A Preferred Stock is converted.

Can I require Emerald to redeem the Series A Preferred Stock?

Yes, but only if a Change of Control (as defined in the certificate of designations for the Series A Preferred Stock) occurs after we have ceased to have a controlling stockholder group. See “Description of Capital Stock—7% Series A Convertible Participating Preferred Stock—Redemption Rights” for further details.

Can Emerald redeem the Series A Preferred Stock?

Yes. We have the right to redeem shares of Series A Preferred Stock following the six-year anniversary of the Private Placement Closing Date and upon the occurrence of certain events (subject to the rights of holders of Series A Preferred Stock to convert their Series A Preferred Stock into common stock). See “Description of Capital Stock—7% Series A Convertible Participating Preferred Stock—Redemption Rights” for further details.

What is the term of the Series A Preferred Stock?

The Series A Preferred Stock is perpetual and will remain outstanding until all shares of the Series A Preferred Stock have been converted into shares of common stock or redeemed in accordance with the provisions of the certificate of designations for the Series A Preferred Stock. See “Description of Capital Stock—7% Series A Convertible Participating Preferred Stock” for further details.

How were the subscription price of $5.60 per share of Series A Preferred Stock and the terms of the Series A Preferred Stock, including the initial conversion price, determined?

The subscription price and terms of the Series A Preferred Stock were determined as part of a process led by the special committee, which led to the arms-length negotiation of, and our entry into, the Investment Agreement with Onex under which Onex has committed to the Private Placement and the Backstop Commitment, in each case subject to customary closing conditions. The special committee was advised by its own legal and financial advisors.

The subscription price and the initial conversion price do not necessarily reflect the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities. You should not consider the subscription price or the conversion price to be an indication of the fair value of the Series A Preferred Stock or the common stock issuable upon conversion of the Series A Preferred Stock.

Our shares of common stock may trade at prices above or below the conversion price of the Series A Preferred Stock.

How soon must I act to exercise my rights?

The rights may be exercised beginning on the date of this prospectus through the expiration date, which is                , 2020, as of 5:00 p.m., New York City time, unless extended by us. Please note that if you hold your shares in the name of a broker, dealer, or other nominee who uses the services of DTC, you must exercise your subscription rights before 2:15 p.m., New York City time, on the expiration date. If you elect to exercise any rights, the subscription agent must actually receive all required documents and payments from you or your broker or nominee at or before the expiration date. We have the option of extending the expiration date of the subscription period in our sole discretion.

When will I receive my subscription rights certificate?

As promptly as reasonably practicable after the date of this prospectus, the subscription agent will send a subscription rights certificate to each registered holder of our common stock as of 5:00 p.m., New York City time, on the record date, based on our stockholder registry maintained at the transfer agent for our common stock. If you hold your shares of common stock through a brokerage account, bank or other nominee, you will not receive an actual subscription rights certificate. Instead, as described in this prospectus, you must instruct your broker, bank or nominee whether or not to exercise rights on your behalf. If you wish to obtain a separate subscription rights certificate, you should promptly contact your broker, bank or other nominee and request a separate subscription rights certificate. It is not necessary to have a physical subscription rights certificate to elect to exercise your rights.

May I transfer my rights?

No. The subscription rights are not transferable (except by operation of law) and if not exercised, the subscription rights distributed to you will expire on the expiration date of the rights offering.

Is Emerald requiring a minimum subscription to complete the rights offering?

No.

Can the board of directors cancel, terminate, amend or extend the rights offering?

Yes. Our board of directors may decide to cancel or terminate the rights offering at any time before the expiration of the rights offering and for any reason. If the board of directors cancels or terminates the rights offering, we will issue a press release notifying stockholders of the cancellation or termination, and any money received from subscribing stockholders will be promptly returned, without interest or deduction.

We may amend the terms of the rights offering or extend the subscription period of the rights offering.

How do I exercise my rights? What forms and payment are required to purchase the shares of Series A Preferred Stock?

If you wish to participate in the rights offering, you must take the following steps, unless your shares are held by a broker, dealer or other nominee:

•	deliver payment to the subscription agent using the method outlined in this prospectus; and

•	deliver a properly completed rights certificate to the subscription agent before 5:00 p.m., New York City time, on , 2020, unless extended.

Please note that if you hold your shares in the name of a broker, dealer, or other nominee who uses the services of DTC, you must exercise your subscription rights before 2:15 p.m., New York City time, on the expiration date.

If you send a payment that is insufficient to purchase the number of shares of Series A Preferred Stock you requested, or if the number of shares of Series A Preferred Stock you requested is not specified in the forms, the payment received will be applied to exercise your subscription right to the fullest extent possible. If the payment exceeds the subscription price for the full exercise of the subscription rights (to the extent specified by you), the excess will be refunded to you. You will not receive interest on any payments refunded to you under the rights offering.

What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer, or other nominee?

If you hold your shares of our common stock in the name of a broker, dealer or other nominee, then your broker, dealer or other nominee is the record holder of the shares you own. The record holder must exercise the rights on your behalf for the shares of Series A Preferred Stock you wish to purchase.

If you wish to participate in the rights offering and purchase shares of Series A Preferred Stock, please promptly contact the record holder of your shares. We will ask your broker, dealer, or other nominee to notify you of the rights offering. Please note that if you hold your shares in the name of a broker, dealer, or other nominee who uses the services of DTC, you must exercise your subscription rights before 2:15 p.m., New York City time, on the expiration date.

When will I receive my shares of Series A Preferred Stock?

If you purchase shares of Series A Preferred Stock in the rights offering, you or DTC on your behalf, as the case may be, will receive Direct Registration System book-entry statements representing the shares of Series A Preferred Stock that you have purchased promptly after the closing of the rights offering, and after all adjustments have been completed.

After I send in my payment and rights certificate, may I change or cancel my exercise of rights?

No. Unless our board of directors cancels or terminates the rights offering, all exercises of rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your rights. You should not exercise your rights unless you are certain that you wish to purchase shares of Series A Preferred Stock at a price of $5.60 per share.

How much money will Emerald receive from the rights offering?

While the rights offering has no minimum purchase requirement, Onex has agreed to the Backstop Commitment, through which Onex will purchase, no later than 20 business days following the completion of the rights offering, in the aggregate, all of the available Series A Preferred Stock not otherwise purchased in the rights offering by holders of our common stock other than Onex. As such, we will receive aggregate proceeds from this offering and the Backstop Commitment of approximately $136.6 million, before deducting estimated offering expenses of $1.2 million incurred by us relating to the rights offering. This amount is in addition to the proceeds received from Onex in the Private Placement. See the section of this prospectus entitled “Use of Proceeds.”

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights means buying shares of our Series A Preferred Stock, and should be considered as carefully as you would consider any other equity investment. You should carefully read the section entitled “Risk Factors” beginning on page 17 of this prospectus and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and all other information included or incorporated by reference in this prospectus in its entirety before you decide whether to exercise your rights.

How many shares of Series A Preferred Stock and common stock will be outstanding immediately after the rights offering?

As of June 10, 2020, we had 71,446,346 shares of common stock issued and outstanding.

Assuming that the Private Placement and the rights offering are completed and giving effect to the Backstop Commitment, 71,446,346 shares of Series A Preferred Stock will be outstanding following closing of the Private Placement, the rights offering and the Backstop Commitment. Based upon the maximum of 113,664,641 shares of common stock that may be issued pursuant to the conversion of the Series A Preferred Stock at the initial conversion price of $3.52 (without giving effect to any accretion of the liquidation preference on any shares of Series A Preferred Stock), we would have 185,110,987 shares of common stock outstanding immediately after the closing of the Private Placement, the rights offering and the Backstop Commitment, assuming the full conversion of the Series A Preferred Stock and excluding any shares that may be issued pursuant to the exercise of stock options.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, we will promptly instruct the subscription agent to return your payment in full. If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will send the refund payment through DTC, which will allocate the funds to your bank or broker. Any funds returned will be returned without interest or deduction.

Will the subscription rights or the Series A Preferred Stock be listed on a stock exchange?

Neither the rights themselves nor the Series A Preferred Stock will be listed on the NYSE or any other stock exchange or market upon closing of the rights offering. While we retain the option of listing the Series A Preferred Stock should we choose to do so in the future, we do not expect to list the Series A Preferred Stock. Our common stock will continue to trade on the NYSE under the symbol “EEX,” and the shares issuable upon the conversion of the Series A Preferred Stock issued in the rights offering will be listed for trading on the NYSE.

May I sell my Series A Preferred Stock?

Yes. However, the Series A Preferred Stock will not be listed on the NYSE or any other stock exchange or market upon closing of the rights offering, and we cannot assure you that there will be a market to sell the Series A Preferred Stock, or as to the price at which you will be able to sell your Series A Preferred Stock. Further, we do not expect to list the Series A Preferred Stock at a future date. Since the Series A Preferred Stock is perpetual and will not mature, you could be required to hold your shares of Series A Preferred Stock indefinitely if you do not convert your Series A Preferred Stock into common stock.

How do I exercise my rights if I live outside the United States?

If you are a rights holder whose address is outside the United States, and if it is not, in our sole judgment, unlawful to do so, the subscription agent will mail rights certificates to you. To exercise your rights, you must notify the subscription agent on or prior to 11:00 a.m., New York City time,                , 2020, which is three business days prior to the initial expiration date for the rights offering, and take all other steps which are necessary to exercise your rights, on or prior to that time. If you do not follow these procedures prior to the expiration of the rights offering, your rights will expire.

This rights offering is not being made in any state or other jurisdiction in which it would be unlawful to do so, nor are we selling to you, or accepting any offers from you to purchase, shares of Series A Preferred Stock if you are a resident of any such state or other jurisdiction. If necessary, we may delay commencement of the rights offering in certain states or other jurisdictions in order to comply with the securities law requirements of those states or other jurisdictions. In addition, in certain circumstances, in order to comply with applicable state securities laws, we may not be able to honor all subscription rights even if we have shares of Series A Preferred Stock available. We do not anticipate that there will be any changes in the rights offering, and we may, in our sole discretion, decline to make modifications to the terms of the rights offering requested by regulators in states or other jurisdictions, in which case stockholders who live in those states or other jurisdictions will not be eligible to participate in the rights offering.

What fees or charges apply if I purchase shares of Series A Preferred Stock?

We will not be charging any fee or sales commission to issue rights to you or to issue shares of Series A Preferred Stock to you if you exercise your rights. If you exercise your rights through the record holder of your shares, you are responsible for paying any fees your record holder may charge you.

What are the U.S. federal income tax consequences of receiving or exercising rights?

For U.S. federal income tax purposes, we do not believe holders of shares of our common stock should recognize income or loss upon receipt or exercise of a subscription right. For a discussion of certain U.S. federal income tax considerations, see “Certain United States Federal Income Tax Considerations.” You should consult your tax advisor as to the particular consequences to you of the rights offering.

To whom should I send my forms and payment?

If you wish to participate in this rights offering, you must take the following steps, unless your shares are held by a broker, bank, or other nominee:

•	deliver payment to the subscription agent using the method outlined in this prospectus; and

•	deliver a properly completed rights certificate to the subscription agent at or before 5:00 p.m., New York City time, on , 2020, unless extended.

If you are the record holder, then you should send your subscription documents, rights certificate and payment by first class mail, express mail or courier service to:

By First Class Mail: Computershare Trust Company, N.A. Corporate Actions Voluntary Offer, COY: EEXE P.O. Box 43011 Providence, RI 02940-3011	By Express Mail or Overnight Courier: Computershare Trust Company, N.A. Corporate Actions Voluntary Offer, COY: EEXE 150 Royall Street, Suite V Canton, MA 02021

If you hold your shares of common stock in “street name” through a brokerage account, bank, or other nominee, you will not receive a physical rights certificate. Instead, you must instruct your broker, bank, or nominee whether or not to exercise subscription rights on your behalf. If you wish to obtain a separate rights certificate, you should promptly contact your broker, bank, or other nominee and request a separate rights certificate. It is not necessary to have a physical rights certificate to elect to exercise your subscription rights if your shares are held by a broker, bank, or other nominee. Please note that if you hold your shares in the name of a broker, dealer, or other nominee who uses the services of DTC, you must exercise your subscription rights before 2:15 p.m., New York City time, on the expiration date.

You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate, and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Whom should I contact if I have other questions?

If you have other questions or need assistance, please contact the information agent, Georgeson LLC, at (866) 866-856-6388.

For a more complete description of the rights offering, see “The Rights Offering.”

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our shares of Series A Preferred Stock and common stock. You should read the entire prospectus and any documents incorporated by reference carefully.

Exercising the rights and investing in our shares of Series A Preferred Stock and common stock involves significant risks. We urge you to carefully read the section entitled “Risk Factors” beginning on page 17 of this prospectus and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and all other information included or incorporated in this prospectus by reference in its entirety before you decide whether to exercise your rights.

Our Company

Emerald is a leading operator of business-to-business trade shows in the United States. Leveraging our shows as key market-driven platforms, we combine—within and around our events—a broad array of industry insights, digital tools, and data-focused solutions to create uniquely rich experiences for our customers. We have been recognized with many awards and accolades that reflect our industry leadership as well as the importance of our shows to the exhibitors and attendees we serve.

Our trade show franchises typically hold market-leading positions within their respective industry verticals, with significant brand value established over a long period of time. Each of our shows is held at least annually, with certain franchises offering multiple editions per year. As our shows are frequently the largest and most well attended in their respective industry verticals, we are able to attract high-quality attendees, including those who have the authority to make purchasing decisions on the spot or subsequent to the show. The participation of these qualified attendees makes our trade shows compelling events for our exhibitors, further reinforcing the leading positions of our trade shows within their respective industry verticals. Our attendees use our shows to fulfill procurement needs, source new suppliers, reconnect with existing suppliers, identify trends, learn about new products and network with industry peers, which we believe are factors that make our shows difficult to replace. Our portfolio of trade shows is well-balanced and diversified across both industry sectors and customers. The scale and qualified attendance at our trade shows translates into an exceptional value proposition for participants, resulting in a self-reinforcing “network effect” whereby the participation of high-value attendees and exhibitors drives high participant loyalty and predictable, recurring revenue streams.

In addition to organizing our trade shows, conferences and other events, we also operate content and content-marketing websites and related digital products, and produce publications, each of which is aligned with a specific event sector. In addition to their respective revenues, these products support our live events by delivering year-round channels for customer acquisition and development.

Our common stock trades on the NYSE under the symbol “EEX.” Our principal executive offices are located at 31910 Del Obispo Street, Suite 200, San Juan Capistrano, California 92675. Our telephone number is (949) 226-5700. We maintain a website at www.emeraldx.com. The information contained on, or that can be accessed through, our website is not a part of, and should not be considered as being incorporated by reference into, this prospectus.

We were acquired by Onex on June 17, 2013 (the “Onex Acquisition”). Prior to the Onex Acquisition, we were named Nielsen Business Media Holding Company and operated as a separate business of The Nielsen Company B.V. (“Nielsen”). Onex owned approximately 65.9% of our outstanding common stock as of June 10, 2020.

Recent Developments

In March 2020, the World Health Organization categorized the Coronavirus  Disease 2019 (“COVID-19”) as a pandemic, and the President of the United States declared the COVID-19 outbreak a national emergency. In conjunction with this declaration and the spread of COVID-19 across the United States, recommendations and mandates were handed down by various local, state and federal government agencies regarding social distancing, containment areas and against large gatherings. In addition, travel restrictions were imposed by the United States and foreign governments, and by companies with respect to their employees, and various event venues announced indefinite closures. As a result of these and various other factors, management made the decision to cancel or postpone all of our face-to-face events scheduled through the end of July 2020. The ongoing effects of COVID-19 on our operations and event calendar have had, and will continue to have, a material negative impact on our financial results and liquidity, and such negative impact may continue beyond the containment of such outbreak.

The assumptions used to estimate our liquidity are subject to greater uncertainty because we have never previously cancelled or postponed all upcoming events for a period of multiple months due to a pandemic where the timing for resolution and ultimate impact of the pandemic remains uncertain. Management cannot at present estimate (i) when we will be able to resume event operations and, once resumed, (ii) whether event exhibitors and attendees will attend our events. Therefore, current estimates of revenues and the associated impact on liquidity could differ materially in the future. As a consequence, management cannot estimate the ultimate impact on our business, financial condition or near or longer term financial or operational results, but a net loss on a U.S. GAAP basis for the year ended December 31, 2020 is expected.

During the quarter ended March 31, 2020, we implemented several actions to preserve cash and strengthen our liquidity position, including, but not limited to:

•	Reducing our expense structure across all key areas of discretionary spending;

•	Significantly reducing the use of outside contractors;

•	Reducing our headcount by approximately 18% through a combination of staff reductions, eliminating open positions and furloughs;

•

Drawing down $40.0 million on our Amended and Restated Revolving Credit Facility (the “Amended and Restated Revolving Credit Facility”) in March 2020 to bolster cash balances, with an additional $99.0 million available to borrow (after giving effect to $50.0 million in outstanding borrowings and $1.0 million letters of credit outstanding) as of March 31, 2020 (for further details see “Capitalization”);

•	Temporarily suspending our regular quarterly cash dividend; and

•	Halting any incremental share repurchases.

Further, Emerald maintains event cancellation insurance to protect against losses due to the unavoidable cancellation, postponement, relocation and enforced reduced attendance at events due to certain covered events. Emerald is insured for event cancellation caused by the outbreak of communicable diseases, such as COVID-19, when the cancellation arises for reasons within the scope of the policy.

The aggregate limit under this event cancellation insurance policy is $191.1 million in 2020, and $191.4 million in 2021, if losses arise for reasons within the scope of Emerald’s policy. Emerald’s policy provides coverage for the budgeted amount of gross revenues (less avoided costs but including certain costs relating to the taking of remedial action), for individual events and conferences occurring within a calendar year.

Emerald is in the process of pursuing claims for each event cancelled to date by circumstances related to the COVID-19 pandemic in 2020. To date, Emerald has submitted claims representing an aggregate of approximately $88.3 million of losses for 22 events cancelled through June 2020. These claims are subject to review and adjustment, but if accepted in their entirety, would cover the lost profit contribution that was budgeted for the cancelled events through June 2020.

While there is no assurance that the insurance carriers will agree that all of Emerald’s claims through June 2020 are covered under the policy, as discussed previously we believe that all shows that have been cancelled or postponed due to COVID-19 to date should qualify as covered losses with respect to Emerald’s event cancellation insurance given the similarity of facts and circumstances to the initial approved claim.

As of June 9, 2020, we had cash on our balance sheet of $68 million, borrowings under the Amended and Restated Revolving Credit Facility of $100 million, borrowings under the Amended and Restated Term Loan Facility of $529 million and had funded $24 million of our cancelled event liability which had stood at $72 million on March 31, 2020.

On June 10, 2020 we announced plans to raise $400 million in the aggregate through the issuance of the Series A Preferred Stock to Onex, and from our holders of common stock other than Onex in a subsequent rights offering, for which Onex has agreed to provide the Backstop Commitment. The Series A Preferred Stock issuance and the rights offering are the result of a process led by the special committee. To effect the proposed capital raising, we entered into the Investment Agreement pursuant to which Onex, subject to customary closing conditions, has agreed to acquire $263.5 million of Series A Preferred Stock (representing the pro rata allotment of Series A Preferred Stock attributable to Onex in accordance with its percentage ownership of our outstanding common stock as of the record date) in the Private Placement and also agreed to the Backstop Commitment. As a result of the rights offering, all holders of our common stock as of the record date will have an opportunity to acquire the Series A Preferred Stock on a pro rata basis at the subscription price of $5.60 per share.

We expect to use the net proceeds from the Private Placement, the rights offering and the Backstop Commitment to repay outstanding debt under our Amended and Restated Revolving Credit Facility and for general corporate purposes, including organic and acquisition growth initiatives. Please see “Use of Proceeds.”

Summary of the Rights Offering and Backstop Commitment

The rights offering:	We are distributing to you, at no charge, one non-transferable subscription right for each share of our common stock that you owned on the record date, either as a holder of record or, in the case of shares held of record by brokers, banks or other nominees, on your behalf, as a beneficial owner of these shares.

Subscription rights:	Each right entitles you to purchase one share of Series A Preferred Stock at the subscription price of $5.60 per share. Each share of Series A Preferred Stock consists of one share of 7% Series A Convertible Participating Preferred Stock, with a par value of $0.01 per share. Each share of Series A Preferred Stock will initially be convertible into shares of our common stock at a conversion rate of approximately 1.59 shares of common stock per share of Series A Preferred Stock, which is equivalent to the initial liquidation preference of $5.60 divided by the initial conversion price of $3.52 per share.

Record date:	5:00 p.m., New York City time, on , 2020.

Expiration date:	5:00 p.m., New York City time, on , 2020, unless extended by us, in our sole discretion. Any rights not exercised at or before that time will expire without any payment to the holders of those unexercised rights. Please note that if you hold your shares in the name of a broker, dealer, or other nominee who uses the services of DTC, you must exercise your subscription rights before 2:15 p.m., New York City time, on the expiration date.

Subscription price:	$5.60 per share of Series A Preferred Stock, payable in cash.

Use of proceeds:

The aggregate proceeds from the rights offering and the Backstop Commitment are expected to be approximately $136.6 million, before deducting estimated expenses of $1.2 million incurred by us relating to the rights offering. This amount, together with proceeds received from the Private Placement, is expected to total approximately $400 million before deducting expenses. In connection with the Private Placement, the rights offering and the Backstop Commitment, we expect to incur aggregate expenses of approximately $18.0 million, which includes up to $5.5 million of Onex’ reasonable and documented fees and expenses that we have agreed to pay pursuant to the Investment Agreement.

We expect to use the net proceeds from these transactions to repay outstanding borrowings (currently $100.0 million) under our Amended and Restated Revolving Credit Facility and for general corporate purposes, including organic and acquisition growth initiatives. Please see “Use of Proceeds.”

Non-transferability of rights:	The subscription rights may not be sold, transferred or assigned and will not be listed for trading on the NYSE or on any other stock exchange.

Private Placement & Backstop Commitment:	Pursuant to the Investment Agreement, Onex has agreed to purchase from us, in each case on a price per share equal to the subscription price: (i) 47,058,332 shares of Series A Preferred Stock (representing the pro rata allotment of Series A Preferred Stock attributable to Onex in accordance with its percentage ownership of our outstanding common stock as of the record date) in a private placement, which is expected to close on or prior to July 9, 2020 (the Private Placement) and (ii) any and all shares of Series A Preferred Stock not subscribed for in the rights offering by common stockholders other than Onex, which number of shares will equal the difference between 24,388,014 and the number of shares of Series A Preferred Stock subscribed for in this rights offering (the Backstop Commitment). Onex has further agreed that it and its affiliates will not exercise any subscription rights to purchase Series A Preferred Stock in the rights offering.

No board or special committee recommendation:	Neither Emerald’s board of directors nor the special committee has made, or will make, any recommendation to you about whether you should exercise any rights. You are urged to make an independent investment decision about whether to exercise your rights based on your own assessment of our business and the rights offering. Please see the section of this prospectus entitled “Risk Factors” for a discussion of some of the risks involved in investing in our shares of Series A Preferred Stock and our common stock.

No revocation:	If you exercise any of your rights, you will not be permitted to revoke or change the exercise or request a refund of the subscription price paid.

U.S. federal income tax considerations:	For U.S. federal income tax purposes, we do not believe holders of shares of our common stock should recognize income or loss upon receipt or exercise of a subscription right. You should consult your tax advisor as to the particular consequences to you of the rights offering. For a discussion of certain U.S. federal income tax considerations, see “Certain United States Federal Income Tax Considerations.”

Extension, cancellation, and amendment:	Our board of directors may extend the period for exercising your subscription rights in its sole discretion. Our board of directors may cancel or terminate the rights offering in its sole discretion at any time on or before the expiration of the rights offering for any reason (including, without limitation, a change in the market price of our common stock). In the event that the rights offering is cancelled or terminated, all funds received from subscriptions by stockholders will be returned. Interest will not be payable on any returned funds. We also reserve the right to amend the terms of the rights offering.

Procedure for exercising rights:

If you are the record holder of shares of our common stock, to exercise your rights you must complete the rights certificate and deliver it to the subscription agent, Computershare, together with full payment for all the subscription rights you elect to exercise. The subscription agent must receive the proper forms and payments on or before 5:00 p.m. New York City time on the expiration date of the rights offering. You may deliver the documents and payments by mail or commercial courier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

Please note that if you hold your shares in the name of a broker, dealer, or other nominee who uses the services of DTC, you must exercise your subscription rights before 2:15 p.m., New York City time, on the expiration date. If you are a beneficial owner of shares of our common stock, you should instruct your broker, custodian bank or nominee in accordance with the procedures described in the section of this prospectus entitled “The Rights Offering—Beneficial Owners.”

Subscription agent:	Computershare Trust Company, N.A.

Information agent:	Georgeson LLC

Questions:	Questions regarding the rights offering should be directed to Georgeson LLC, at (866) 866-856-6388.

Shares outstanding before the rights offering:	71,446,346 shares of common stock as of June 10, 2020.

Shares outstanding after completion of the rights offering:	Assuming that the Private Placement and the rights offering are completed and giving effect to the Backstop Commitment, 71,446,346 shares of Series A Preferred Stock will be outstanding following closing of the Private Placement, the rights offering and Backstop Commitment. Based upon the maximum of 113,664,641 shares of common stock that may be issued pursuant to the conversion of the Series A Preferred Stock at the initial conversion price of $3.52 (without giving effect to any accretion of the liquidation preference on any shares of Series A Preferred Stock), we would have 185,110,987 shares of common stock outstanding immediately after the closing of the Private Placement, the rights offering and the Backstop Commitment, assuming the full conversion of the Series A Preferred Stock and excluding any shares that may be issued pursuant to the exercise of stock options.

Issuance of Series A Preferred Stock:	If you purchase shares of Series A Preferred Stock through the rights offering, we will issue a Direct Registration System book-entry statement representing the shares of Series A Preferred Stock to you or DTC on your behalf, as the case may be, promptly after the completion of the rights offering and after all pro rata allocations and adjustments have been completed.

Fees and expenses:	We will pay all fees charged by the subscription agent and the information agent and all other expenses incurred by us in the rights offering. You are responsible for paying any commissions, fees, taxes or other expenses incurred in connection with your exercise of your rights.

The New York Stock Exchange:	Shares of our common stock are currently listed for trading on the NYSE under the symbol “EEX,” and the shares of common stock to be issued to you upon conversion of the Series A Preferred Stock will be eligible for trading on NYSE. Neither the rights themselves nor the Series A Preferred Stock will be listed on NYSE or any other stock exchange or market.

Risk Factors:	Exercising your rights and investing in our shares of Series A Preferred Stock and common stock involves various risks associated with your investment, including the risks described in the section of this prospectus entitled “Risk Factors” beginning on page 17 and the risks that we have highlighted in other sections of this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and all other information included or incorporated by reference in this prospectus. You should carefully read and consider these risk factors together with all of the other information included and incorporated by reference in this prospectus before you decide whether to exercise your rights to purchase shares of Series A Preferred Stock and whether to convert any such purchased shares into shares of common stock.

RISK FACTORS

Investing in our securities involves risks. Before making an investment decision, you should carefully consider the specific risks described below, the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which are incorporated herein by reference, as well as other risk factors described under the caption “Risk Factors” in any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus, including our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, before making an investment decision. Any of the risks we describe below or in the information incorporated herein by reference could cause our business, financial condition or operating results to suffer. The market price of our common stock and Series A Preferred Stock could decline if one or more of these risks and uncertainties develop into actual events. You could lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results. Some of the statements in this section of the prospectus are forward-looking statements. For more information see the sections of this prospectus entitled “Where You Can Find More Information,” “Incorporation of Certain Information by Reference” and “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to the Rights Offering

If you do not exercise your rights, as a result of the rights offering and the Backstop Commitment, your relative ownership interest will experience significant dilution.

As a result of this rights offering and giving effect to the Backstop Commitment, to the extent you do not exercise your rights, you will lose any value represented by your unexercised rights and the percentage that your original shares of common stock represent of our increased equity will be diluted. Similarly, to the extent that you convert shares of Series A Preferred Stock into shares of common stock while other holders of Series A Preferred Stock do not convert their shares into common stock and instead continue to hold their shares of Series A Preferred Stock, if we do not pay cash dividends on such other holders’ shares of Series A Preferred Stock when we are permitted to do so and instead increase the liquidation preference by a payment in kind, this will increase the liquidation preference and therefore its dilutive impact upon conversion by a holder of such Series A Preferred Stock. Onex beneficially owns the majority of our outstanding common stock, and its relative ownership interest in our common stock on an as-converted basis may increase following completion of the rights offering and application of the Backstop Commitment. The interests of Onex may be different from yours.

Onex owned approximately 65.9% of our outstanding common stock as of June 10, 2020 (there were no outstanding shares of preferred stock). Accordingly, Onex currently exercises a controlling influence over our business and affairs and has the power to determine all matters submitted to a vote of our stockholders, including the election of directors, the removal of directors with or without cause, and the approval of significant corporate transactions such as amendments to our certificate of incorporation and bylaws, mergers, and the sale of all or substantially all of our assets. Onex could initiate corporate action even if its interests conflict with the interests of our other stockholders. This concentration of voting power could deter or prevent a change in control of us that might otherwise be beneficial to our stockholders. The interests of Onex in this offering may be different from yours. In addition, as a result of the Backstop Commitment, Onex may increase its proportional ownership of our common stock on an as-converted basis to the extent that other holders of our common stock as of the record date do not exercise their rights.

Following completion of the rights offering, Onex’ pro forma ownership, taking into account its existing ownership of common stock, will be between 65.9% and 86.8% on an as-converted basis, depending on the extent to which our common stockholders other than Onex participate in the rights offering.

The subscription rights are not transferable, and there is no market for the subscription rights.

You may not sell, give away or otherwise transfer your subscription rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to realize directly any value associated with the subscription rights. You must exercise the subscription rights and acquire the shares of Series A Preferred Stock to realize any value from your subscription rights.

The rights offering may cause the price of our common stock to decrease.

The issuance of the Series A Preferred Stock, together with the issuance, at the then applicable conversion price, of the number of shares of common stock issuable upon the conversion of Series A Preferred Stock, may result in an immediate decrease in the market value of our common stock. This decrease may continue after the completion of this offering. In addition, each share of Series A Preferred Stock will accumulate an accreting return at a rate per annum equal to 7% on the accreted liquidation preference, compounding quarterly, and paid in-kind by adding to the accreted liquidation preference until July 1, 2023 and thereafter, at our option, paid either in cash or in-kind by adding to the accreted liquidation preference. The aggregate accreting return will increase the number of shares of common stock issuable upon the conversion of the Series A Preferred Stock, which may result in a further decrease in the market value of our common stock.

If the market value of our common stock decreases, you may be unable to profitably convert your Series A Preferred Stock into shares of our common stock. Further, if a substantial number of shares of Series A Preferred Stock are converted following their issuance into shares of our common stock, and if the holders of the shares of common stock received upon conversion of the Series A Preferred Stock choose to sell some or all of those shares, the resulting sales could depress the market price of our common stock. There is no assurance that following the conversion of the Series A Preferred Stock received pursuant to the rights offering you will be able to sell your common stock at a price equal to or greater than the conversion price.

You may not revoke your subscription rights.

Once you exercise your subscription rights, you may not revoke the exercise. The public trading market price of our common stock may decline before you convert your Series A Preferred Stock into shares of our common stock. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the conversion price, you will be unable to convert your Series A Preferred Stock at a profit.

We may terminate the rights offering and return your subscription payments without interest.

We may in our sole discretion decide not to continue with the rights offering or to terminate the rights offering at any time. This decision could be based on many factors, including market conditions. We currently have no intention to terminate the rights offering, but reserve the right to do so.

If we elect to cancel or terminate the rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments the subscription agent received from you.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights may be rejected.

Stockholders who desire to purchase shares of Series A Preferred Stock in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent before 5:00 p.m., New York City time, on                , 2020, the expiration date of the rights offering, unless extended by us, in our sole discretion. Please note that if you hold your shares in the name of a broker, dealer, or other nominee who uses the services of DTC, you must exercise your subscription rights before 2:15 p.m., New York City time, on the expiration date. We will not be responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the subscription agent undertake to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

Any personal check used to pay for Series A Preferred Stock must clear prior to the expiration date of the offering. If you exercise your subscription rights, in whole or in part, and pay by personal check and such check has not cleared prior to the expiration date of this rights offering, you will not have satisfied the conditions to exercise your subscription rights, you will not receive the shares you attempted to purchase, and you will lose the value of your subscription rights.

The receipt of rights may be treated as a taxable dividend to you.

We believe the distribution of the subscription rights in this rights offering should be a non-taxable distribution to holders of shares of common stock under Section 305(a) of the Internal Revenue Code of 1986, as amended, or the Code. For a discussion of certain U.S. federal income tax considerations, see “Certain United States Federal Income Tax Considerations.” This position is not binding on the IRS, or the courts, however. If this rights offering is deemed to be part of a “disproportionate distribution” under Section 305 of the Code, your receipt of subscription rights in this offering may be treated as the receipt of a taxable distribution to you equal to the fair market value of the subscription rights. Any such distribution would be treated as dividend income to the extent of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. You should consult your tax advisor as to the particular consequences to you of the rights offering.

You will not receive interest on subscription funds, including any funds ultimately returned to you.

You will not earn any interest on your subscription funds while they are being held by the subscription agent pending the closing of this rights offering. In addition, if we cancel the rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments to you.

Risks Related to the Series A Preferred Stock

There is currently no market for the Series A Preferred Stock.

There is currently no market for the Series A Preferred Stock and we do not intend to list the Series A Preferred Stock on the NYSE or on any other exchange or market at the time of the closing of the rights offering, and we are not required to do so in the future either. We cannot provide you with any assurance about the price at which you will be able to sell the Series A Preferred Stock, or about whether you will be able to sell the Series A Preferred Stock at all, and you might be unable to sell your Series A Preferred Stock at a price equal to, or higher than, the subscription price, if at all.

Furthermore, since the Series A Preferred Stock does not have a maturity date and is not redeemable at the option of holders, you may be required to hold your Series A Preferred Stock indefinitely if you are unable to sell your Series A Preferred Stock on terms acceptable to you unless you convert your Series A Preferred Stock into common stock or, following the third anniversary date of the issue date of the Series A Preferred Stock sold pursuant to the rights offering, we exercise our right to cause your Series A Preferred Stock to be automatically converted into common stock. For additional information on the conversion rights of the Series A Preferred Stock, see “Description of Capital Stock—7% Series A Convertible Participating Preferred Stock—Conversion Rights—Optional Conversion by Holders” and “Description of Capital Stock—7% Series A Convertible Participating Preferred Stock—Conversion Rights—Mandatory Conversion.”

If you convert your Series A Preferred Stock into common stock, you may be unable to sell the shares of common stock issuable upon such conversion at a price equal to or greater than the conversion price.

The subscription price and the conversion price determined for the rights offering and the Series A Preferred Stock are not an indication of the fair value of our common stock.

The subscription price and the conversion price do not necessarily bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities. You should not consider the subscription price or the conversion price to be an indication of the fair value of the Series A Preferred Stock or the common stock issuable upon conversion of the Series A Preferred Stock.

Our shares of Series A Preferred Stock and common stock may trade at prices above or below the subscription price and conversion price, respectively.

We will not pay cash dividends on the Series A Preferred Stock until at least July 1, 2023 and may not pay cash dividends thereafter. Our ability to pay cash dividends may be restricted by the certificate of designations governing the Series A Preferred Stock and agreements governing our indebtedness and is otherwise subject to the discretion of our board of directors and compliance with applicable law.

Each share of Series A Preferred Stock will accumulate an accreting return at a rate per annum equal to 7% on the accreted liquidation preference, compounding quarterly, and paid in-kind by adding to the accreted liquidation preference until July 1, 2023 and thereafter, at our option, either in cash or in-kind by adding to the accreted liquidation preference. In addition, holders of Series A Preferred Stock are entitled to participate in and receive any cash dividends declared or paid on our common stock on an as-converted basis, and no dividends may be paid to holders of common stock unless the accumulated accretion amount on the Series A Preferred Stock has been paid (which will not be prior to July 1, 2023 because the accretion amount on the Series A Preferred Stock cannot be paid in cash prior to that date) or holders of a majority of the outstanding Series A Preferred Stock have consented to such dividends.

In addition to the restrictions described above on the payment of cash dividends under the certificate of designations that will govern the Series A Preferred Stock, our Amended and Restated Senior Secured Credit Facilities restrict our ability to pay dividends on our common stock. We expect that any future agreements governing indebtedness will contain similar restrictions.

The payment of cash dividends in future quarters is subject to the discretion of our board of directors and our compliance with applicable law, and depends on, among other things, our results of operations, capital requirements, financial condition, contractual restrictions, restrictions in our debt agreements and in any equity securities, business prospects and other factors that our board of directors may deem relevant. Because we are a holding company and have no direct operations, we expect to pay dividends, if any, only from funds we receive from our subsidiaries, which may further restrict our ability to pay dividends as a result of the laws of their jurisdiction of organization, agreements of our subsidiaries or covenants under any existing and future outstanding indebtedness we or our subsidiaries incur. The declaration and payment of cash dividends will be determined at the discretion of our board of directors, acting in compliance with applicable law and contractual restrictions.

We have the option to cause the conversion, automatically, of any or all shares of Series A Preferred Stock under certain circumstances.

If, at any time following the third anniversary of the Private Placement Closing Date, the last reported sale price of our common stock exceeds 175% of the conversion price on each of at least twenty (20) consecutive trading days, we may, at our option, cause any or all of the then outstanding shares of Series A Preferred Stock to be converted automatically into common stock at the then-applicable conversion price. In addition, we have the right to redeem all, but not less than all, of the Series A Preferred Stock on or after the six-year anniversary of the Private Placement Closing Date for a cash purchase price equal to (a) on or after the six-year anniversary of the Private Placement Closing Date, 105% of the accreted liquidation preference, (b) on or after the seven-year anniversary of the Private Placement Closing Date, 103% of the accreted liquidation preference or (c) on or after the eight-year anniversary of the Private Placement Closing Date, 100% of the accreted liquidation preference. In addition, if there is a change of control transaction involving us prior to the six-year anniversary of the Private Placement Closing Date, we have the right to redeem all, but not less than all, of the Series A Preferred Stock for a cash purchase price equal to 100% of the accreted liquidation preference plus the net present value of the additional amount by which the accreted liquidation preference would have otherwise increased from the date of such redemption through the sixth anniversary of the Private Placement Closing Date.

The Series A Preferred Stock will rank junior to all of our and of our subsidiaries’ liabilities in the event of a bankruptcy or liquidation.

We are a holding company with no direct operations. In the event of a bankruptcy or liquidation, our assets will be available to make payments of the liquidation preference to holders of our Series A Preferred Stock only after all of our liabilities have been paid. In addition, our Series A Preferred Stock ranks structurally junior to all existing and future liabilities of our subsidiaries and the interests of any creditors holding pledges of our interests in such entities, as well as (i) all debt outstanding under our Amended and Restated Senior Secured Credit Facilities, (ii) any class or series of our stock whose terms expressly provide that such class or series will rank senior to the Series A Preferred Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively), and (iii) any class or series of our stock whose terms expressly provide that such class or series will rank senior to the Series A Preferred Stock with respect to the distribution of assets upon our liquidation, dissolution or winding up. In the event of a bankruptcy or liquidation, there may not be sufficient assets remaining after paying those liabilities, to pay any amounts to the holders of our preferred stock then outstanding.

If you exercise your subscription rights and purchase Series A Preferred Stock, you may be adversely affected if we were to issue a new series of preferred stock ranking equally with or senior to the Series A Preferred Stock.

The terms of our Series A Preferred Stock provide that with the affirmative vote of the majority of the holders of the Series A Preferred Stock, we may in the future offer a new series of preferred stock that ranks equally with or senior to the Series A Preferred Stock as to dividend payments and liquidation preference. We have no obligation to consider the specific interests of the holders of our Series A Preferred Stock in engaging in any such offering or transaction, and the issuance of such equally ranked or senior preferred stock could disadvantage holders of the Series A Preferred Stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “potential”, “predict”, “seek”, or “should”, or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the markets in which we operate, including growth of our various markets, and our expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance contained in this report are forward-looking statements. In addition, statements contained in this prospectus relating to the COVID-19 pandemic, the potential impacts of which are inherently uncertain, are forward-looking statements.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in this prospectus under the heading “Risk Factors” may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements, or could affect the trading price of our common stock on the NYSE. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include:

• the extent of the impact of COVID-19 on our business, including the duration, spread, severity and any recurrence of the COVID-19 pandemic, the actions that governments, businesses and individuals take in response to the pandemic, including limiting or banning travel and limitations on the size of gatherings;

• the extent of the impact of COVID-19 on overall demand for face-to-face events and our liquidity and access to capital;

•our ability to recover proceeds under our current event cancellation insurance policy and the timing of any such insurance recoveries, as well as our ability to obtain similar event cancellation insurance in the future;

• general economic conditions;

• reputation of a trade show’s brand;

• our ability to secure desirable dates and locations for our trade shows;

• disruptions in global or local travel conditions due to COVID-19, other communicable diseases and terrorist actions;

• ability to assess and respond to changing market trends, including digital and virtual show offerings;

• the failure to attract high-quality exhibitors and attendees;

• the failure to fully realize the expected results and/or operating efficiencies from our strategic initiatives;

• competition from existing operators or new competitors;

• our top five trade shows generate a significant portion of our revenues;

• the effect of shifts in marketing and advertising budgets to online initiatives;

• delays in our search for a new Chief Executive Officer;

• our ability to retain our senior management team and our reliance on key full-time employees;

• the potential impairment of intangible assets, including goodwill, on our balance sheet;

• risks associated with our acquisition strategy and our ability to execute this strategy to accelerate growth;

• the success and costs of our rebranding strategy;

• our ability to use digital media and print publications to stay in close contact with our event audiences;

• our and our exhibitors’ reliance on a limited number of outside contractors;

• changes in legislation, regulation and government policy;

• changes in U.S. tariff and import/export regulations;

• changes in our rate of taxation;

• our relationships with industry associations;

• risks and costs associated with new trade show launches;

• that we do not own certain of the trade shows that we operate;

• the infringement or invalidation of proprietary rights;

• disruption of our information technology systems;

• the failure to maintain the integrity or confidentiality of employee or customer data;

• risks associated with event cancellations or interruptions;

• our potential inability to utilize tax benefits associated with tax deductible amortization expenses; and

• other factors beyond our control, including those listed under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, “Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, each as incorporated herein by reference and in other filings we may make from time to time with the SEC.

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements contained in this report are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this report. In addition, even if our results of operations, financial condition and liquidity, and events in the industry in which we operate, are consistent with the forward-looking statements contained in this report, they may not be predictive of results or developments in future periods.

Any forward-looking statement that we make in this prospectus speaks only as of the date of such statement. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

The aggregate proceeds from the rights offering and the Backstop Commitment are expected to be approximately $136.6 million before deducting estimated expenses of $1.2 million incurred by us relating to the rights offering. These amounts, together with proceeds received from the Private Placement, are expected to total approximately $400 million before deducting expenses. In connection with the Private Placement, the rights offering and the Backstop Commitment we expect to incur aggregate expenses of approximately $18.0 million, which includes up to $5.5 million of Onex’ reasonable and documented fees and expenses that we have agreed to pay pursuant to the Investment Agreement.

We expect to use the net proceeds from these transactions to repay outstanding borrowings under our Amended and Restated Revolving Credit Facility and for general corporate purposes, including organic and acquisition growth initiatives. For further details on the repayment of outstanding borrowings under our Amended and Restated Revolving Credit Facility see “Capitalization.”

CAPITALIZATION

The following table sets forth our cash and our consolidated capitalization as of March 31, 2020:

•	on an actual basis;

•

on an as adjusted basis to give effect to (i) the Private Placement, (ii) the sale of all 24,388,014 shares of Series A Preferred Stock, whether in the rights offering to which this prospectus relates or pursuant to the Backstop Commitment, at the subscription price of $5.60 and (iii) the intended use of the net proceeds from the transactions described in (i) and (ii) to us to repay outstanding borrowings under our Amended and Restated Revolving Credit Facility.

This table should be read in conjunction with “Use of Proceeds” included elsewhere in this prospectus and our consolidated audited and unaudited financial statements and the notes thereto incorporated by reference in this prospectus.

	As of March 31, 2020
	Actual	As Adjusted
	(dollars in millions, except per share data (share data in thousands))
Cash and cash equivalents(1)	$50.0	$382.1

Long-term indebtedness (including current portion):
Amended and Restated Revolving Credit Facility(1)	50.0	—
Amended and Restated Term Loan Facility(2)	$524.3	$524.3

Total debt	$574.3	$524.3

Shareholders’ equity:
Series A Preferred stock, $0.01 par value; authorized shares: 80,000 at March 31, 2020: no shares issued and outstanding at March 31, 2020	—	0.7
Common stock; $0.01 par value; authorized shares: 800,000 at March 31, 2020; issued and outstanding shares: 71,441 at March 31, 2020	0.7	0.7
Additional paid-in capital	697.9	1,080.0
Accumulated deficit	(631.8)	(631.8)

Total shareholders’ equity	66.8	449.6

Total capitalization	$641.1	$973.9

(1)

In April 2020, we borrowed an additional $50 million under the Amended and Restated Revolving Credit Facility, which we intend to repay from the net proceeds from the Private Placement, the rights offering and the Backstop Commitment. See “Use of Proceeds.” The outstanding borrowings under the Amended and Restated Revolving Credit Facility as of March 31, 2020 and the further borrowing in April 2020, which are to be repaid using the net proceeds from the Private Placement, the rights offering and the Backstop Commitment, were borrowed to increase our cash position and preserve financial flexibility in light of the impact on global markets resulting from COVID-19, and bore interest at a weighted average rate of 2.92%. The Amended and Restated Revolving Credit Facility matures in May 2022. After giving effect to the use of $100.0 million in proceeds from the Private Placement, the rights offering and the Backstop Commitment to repay borrowings under the Amended and Restated Revolving Credit Facility, we expect to have $149.0 million of availability under the Amended and Restated Revolving Credit Facility (after giving effect to $1.0 million letters of credit outstanding).

(2)	Amounts show under the Amended and Restated Term Loan Facility are net of unamortized discount of $2.4 million and net of unamortized deferred financing fees of $2.9 million.

THE RIGHTS OFFERING

The Rights

We are distributing to the record holders of our common stock as of 5:00 p.m., New York City time, on            , 2020, which we refer to as the record date, non-transferable subscription rights to purchase shares of Series A Preferred Stock at a price of $5.60 per share. The shares of Series A Preferred Stock constitute a series of 7% Series A Convertible Participating Preferred Stock, with a par value of $0.01 per share. The shares of Series A Preferred Stock are convertible into shares of common stock at an initial conversion price of $3.52 per share. The proceeds from the rights offering and the Backstop Commitment are expected to be approximately $136.6 million in the aggregate. See below for additional information regarding subscription by DTC participants.

You will receive one non-transferable subscription right for each share of our common stock that you own as of 5:00 p.m., New York City time, on the record date. Each subscription right will entitle the holder thereof to purchase at the subscription price, on or before the expiration time of the rights offering, one share of Series A Preferred Stock.

We intend to keep the rights offering open until 5:00 p.m., New York City time, on            , 2020, unless our board of directors, in its sole discretion, extends such time. Please note that if you hold your shares in the name of a broker, dealer, or other nominee who uses the services of DTC, you must exercise your subscription rights before 2:15 p.m., New York City time, on the expiration date.

Reasons for the Rights Offering

The rights offering is the result of a process led by the special committee, which resulted in our announcing on June 10, 2020 plans to raise $400 million through the issuance of Series A Preferred Stock. To effect the proposed capital raising, we entered into the Investment Agreement pursuant to which Onex, subject to customary closing conditions, has agreed to acquire $263.5 million of Series A Preferred Stock (representing the pro rata allotment of Series A Preferred Stock attributable to Onex in accordance with its percentage ownership of our outstanding common stock as of the record date) in the Private Placement and also agreed to the Backstop Commitment. As a result of the rights offering, all holders of our common stock as of the record date will have an opportunity to acquire the Series A Preferred Stock on a pro rata basis at the subscription price of $5.60 per share.

We expect to use the net proceeds from the Private Placement, the Backstop Commitment and the rights offering to repay outstanding debt under our Amended and Restated Credit Facility and for general corporate purposes, including organic and acquisition growth initiatives. Please see “Use of Proceeds.”

The Private Placement & Backstop Commitment

Onex has agreed in the Investment Agreement to purchase from us, in each case on a price per share equal to the subscription price: (i) 47,058,332 shares of Series A Preferred Stock (representing the pro rata allotment of Series A Preferred Stock attributable to Onex in accordance with its percentage ownership of our outstanding common stock as of the record date) in a private placement, which is expected to close on or prior to July 9, 2020 (the Private Placement) and (ii) any and all shares of Series A Preferred Stock not subscribed for in the rights offering by common stockholders other than Onex, which number of shares will equal the difference between 24,388,014 and the number of shares of Series A Preferred Stock issued pursuant to this rights offering (the Backstop Commitment). Onex has further agreed that it and its affiliates will not exercise any subscription rights to purchase Series A Preferred Stock in the rights offering.

Expiration of the Rights Offering and Extensions, Amendments, and Termination

You may exercise your subscription rights at any time before 5:00 p.m., New York City time, on            , 2020, the expiration date of the rights offering, unless extended. We may, in our sole discretion, extend the time for exercising the subscription rights. Please note that if you hold your shares in the name of a broker, dealer, or other nominee who uses the services of DTC, you must exercise your subscription rights before 2:15 p.m., New York City time, on the expiration date.

We will extend the duration of the rights offering as required by applicable law. We may extend the expiration date of the rights offering by giving oral or written notice to the subscription agent and information agent on or before the scheduled expiration date. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

We reserve the right, in our sole discretion, to amend or modify the terms of the rights offering.

If you do not exercise your subscription rights before the expiration date of the rights offering, your unexercised subscription rights will be null and void and will have no value. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents.

Subscription rights

Each subscription right entitles you to purchase one share of Series A Preferred Stock at the subscription price of $5.60 per share of Series A Preferred Stock. You will receive one subscription right for each share of our common stock that you owned as of 5:00 p.m., New York City time, on the record date. You are not required to exercise any or all of your subscription rights. We will deliver to the holders of record who purchase shares of Series A Preferred Stock in the rights offering a Direct Registration System book-entry statement representing the shares of Series A Preferred Stock that the holder purchased promptly after the expiration date of the rights offering and after all pro rata allocations and adjustments have been completed.

Conditions to the Rights Offering

The rights offering is not conditioned upon stockholder approval of the rights offering. We may cancel or terminate the rights offering, in whole or in part, at any time in our sole discretion. If we cancel or terminate the rights offering, in whole or in part, all affected subscription rights will expire without value, and all subscription payments received by the subscription agent will be returned promptly, without interest or deduction. See also “—Cancellation of Rights.”

Method of Subscription—Exercise of Rights

If you are a record holder of shares of our common stock, you may exercise your subscription rights by delivering the following to the subscription agent, at or before 5:00 p.m., New York City time, on            , 2020, the expiration date of the rights offering, unless extended:

•	Your properly completed and executed subscription rights certificate with any required signature guarantees or other supplemental documentation; and

•	Your full subscription price payment for each share of Series A Preferred Stock subscribed for under your subscription rights.

Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian or nominee, as the case may be, all of the required documents and your full subscription price payment before 5:00 p.m., New York City time, on            , 2020, the expiration date of the rights offering, unless extended. Please note that if you hold your shares in the name of a broker, dealer, or other nominee who uses the services of DTC, you must exercise your subscription rights before 2:15 p.m., New York City time, on the expiration date.

Method of Payment

Your payment of the subscription price must be made in United States dollars for the full number of shares of Series A Preferred Stock for which you are subscribing by personal check drawn upon a United States bank payable to the subscription agent. Cashier’s checks, money orders and certified checks will not be accepted.

Receipt of Payment

Your payment will be considered received by the subscription agent only upon receipt by the subscription agent of a personal check drawn upon a United States bank payable to the subscription agent.

Delivery of Subscription Materials and Payment

You should deliver your subscription rights certificate and payment of the subscription price to the subscription agent by one of the methods described below:

By First Class Mail: Computershare Trust Company, N.A. Corporate Actions Voluntary Offer, COY:EEXE P.O. Box 43011 Providence, RI 02940-3011	By Express Mail or Overnight Courier: Computershare Trust Company, N.A. Corporate Actions Voluntary Offer, COY: EEXE 150 Royall Street, Suite V Canton, MA 02021

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery.

Calculation of Subscription Rights Exercised

If you do not indicate the number of subscription rights being exercised, or if you do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription right with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If we do not apply your full subscription price payment to the purchase of shares of Series A Preferred Stock, we or the subscription agent will return the excess amount to you by mail, without interest or deduction, promptly after the expiration date of the rights offering.

Your Funds Will Be Held by the Subscription Agent until the Shares of Series A Preferred Stock Are Issued

The subscription agent will hold your payment of the subscription price in a segregated account with other payments received from other subscription rights holders until we issue your shares of Series A Preferred Stock to you upon consummation of the rights offering.

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	Your subscription rights certificate provides that the shares of Series A Preferred Stock are to be delivered to you as record holder of those subscription rights; or

•	You are an eligible institution.

Notice to Brokers and Nominees

If you are a broker, a trustee or a depositary for securities that holds shares of our common stock for the account of others as of            , 2020, the record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owners so instruct, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold shares of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Instructions for Completing Your Subscription Rights Certificate

You should read and follow the instructions accompanying the subscription rights certificates carefully.

You are responsible for the method of delivery of your subscription rights certificate(s) with your subscription price payment to the subscription agent. If you send your subscription rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time the rights offering expires. You must pay, or arrange for payment, by means of a personal check drawn upon a United States bank. Cashier’s checks, money orders and certified checks will not be accepted.

Determinations Regarding the Exercise of Your Subscription Rights

We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your subscription rights and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

Neither we, the subscription agent nor the information agent will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription rights certificates, and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept the exercise of your subscription rights if our issuance of the shares of Series A Preferred Stock to you could be deemed unlawful under applicable law.

Certain United States Federal Income Tax Considerations

For U.S. federal income tax purposes, we do not believe holders of shares of our common stock should recognize income or loss upon receipt or exercise of a subscription right. For a discussion of certain U.S. federal income tax considerations, see “Certain United States Federal Income Tax Considerations.” You should consult your tax advisor as to the particular consequences to you of the rights offering.

Regulatory Limitation

We will not be required to issue the shares of Series A Preferred Stock to you pursuant to the rights offering if, in our opinion, it would be unlawful to do so or you would be required to obtain prior clearance or approval from any foreign, state or federal regulatory authorities to own or control such shares if, at the time the rights offering expires, you have not obtained such clearance or approval.

Questions about Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document or the Instructions for Use of the Emerald Holding, Inc. Subscription Rights Certificates, you should contact the information agent at the address and telephone number set forth under “Questions and Answers relating to the Rights Offering” included elsewhere in this prospectus.

Subscription Agent and Information Agent

We have appointed Computershare Trust Company, N.A. to act as subscription agent and Georgeson LLC to act as information agent for the rights offering. You should direct any questions or requests for assistance concerning the method of subscribing for the shares of Series A Preferred Stock or for additional copies of this prospectus to the information agent.

Fees and Expenses

We will pay all fees charged by the subscription agent and the information agent and all other expenses incurred by us in the rights offering. You are responsible for paying any commissions, fees, taxes or other expenses incurred in connection with your exercise of your rights.

No Revocation

Once you have exercised your subscription rights, you may not revoke your exercise. Subscription rights not exercised before the expiration date of the rights offering will expire and will have no value.

Procedures for DTC Participants

We expect that the exercise of your subscription right may be made through the facilities of the Depository Trust Company. If your subscription rights are held of record through DTC, you may exercise your subscription right by instructing DTC to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of Series A Preferred Stock you are subscribing for under your subscription right, if any, and your subscription price payment for each share of Series A Preferred Stock that you subscribed for pursuant to your subscription right. Please note that if you hold your shares in the name of a broker, dealer, or other nominee who uses the services of DTC, you must exercise your subscription rights before 2:15 p.m., New York City time, on the expiration date.

Subscription Price

The subscription price is $5.60 per share of Series A Preferred Stock. For more information with respect to how the subscription price was determined, see “—Reasons for the Rights Offering” and “Questions and Answers relating to the Rights Offering” included elsewhere in this prospectus.

Foreign Stockholders

The subscription agent will not mail subscription rights certificates to stockholders on the record date whose addresses are outside the United States. To exercise their subscription rights, holders whose addresses are outside the United States must notify the subscription agent before 11:00 a.m., New York City time, on            , 2020, which is three business days prior to the initial expiration date, and must establish to our satisfaction that they are permitted to exercise their subscription rights under applicable law. If these procedures are not followed prior to the expiration date, those holders’ rights will expire.

This rights offering is not being made in any state or other jurisdiction in which it would be unlawful to do so, nor are we selling to you, or accepting any offers from you to purchase, shares of Series A Preferred Stock if you are a resident of any such state or other jurisdiction. If necessary, we may delay commencement of the rights offering in certain states or other jurisdictions in order to comply with the securities law requirements of those states or other jurisdictions. We do not anticipate that there will be any changes in the rights offering, and we may, in our sole discretion, decline to make modifications to the terms of the rights offering requested by regulators in states or other jurisdictions, in which case stockholders who live in those states or other jurisdictions will not be eligible to participate in the rights offering.

Non-Transferability of the Rights

Except in the limited circumstances described below, only holders of our common stock as of the record date may exercise subscription rights. You may not sell, give away or otherwise transfer the subscription right.

Notwithstanding the foregoing, your rights may be transferred by operation of law; for example, a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted. If the rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us before the expiration date of the rights offering in order for the transferee to exercise the rights.

Cancellation of Rights

Our board of directors may cancel the rights offering, in whole or in part, in its sole discretion at any time before the time the rights offering expires for any reason (including a change in the market price of our common stock). If we cancel the rights offering, any funds you paid to the subscription agent will be promptly refunded, without interest or deduction.

No Board or Special Committee Recommendation

An investment in shares of Series A Preferred Stock, like an investment in shares of our common stock, must be made according to each investor’s evaluation of such investor’s own best interests and after considering all of the information herein, including the “Risk Factors” section beginning on page 17 of this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, each hereby incorporated by reference in this prospectus. Neither our board of directors nor the special committee has, or will make any recommendation to subscription rights holders regarding whether they should exercise their subscription rights.

Shares of Common Stock Outstanding After the Rights Offering

We had 71,446,346 shares of our common stock issued and outstanding as of June 10, 2020. Assuming that the Private Placement and the rights offering are completed and giving effect to the Backstop Commitment, 71,446,346 shares of Series A Preferred Stock will be outstanding following closing of the Private Placement, the rights offering and Backstop Commitment. Based upon the maximum of 113,664,641 shares of common stock that may be issued pursuant to the conversion of the Series A Preferred Stock at the initial conversion price of $3.52 (without giving effect to any accretion of the liquidation preference on any shares of Series A Preferred Stock), we would have 185,110,987 shares of common stock outstanding immediately after the closing of Private Placement, the rights offering and the Backstop Commitment, assuming the full conversion of the Series A Preferred Stock and excluding any shares that may be issued pursuant to the exercise of stock options.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences of the receipt and exercise (or expiration) of subscription rights issued pursuant to this offering, the acquisition, ownership and disposition of shares of Series A Preferred Stock received upon exercise of such subscription rights and the acquisition, ownership and disposition of shares of our common stock received upon conversion of such Series A Preferred Stock. This summary is limited to holders that hold subscription rights or shares of our common stock or Series A Preferred Stock as a capital asset (generally, property held for investment) for U.S. federal income tax purposes. This summary does not discuss all of the aspects of U.S. federal income taxation that may be relevant to a holder in light of the holder’s particular investment or other circumstances. Accordingly, all prospective holders should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the receipt of subscription rights acquired through the rights offering by persons holding shares of our common stock, the exercise (or expiration) of the subscription rights, the acquisition, ownership and disposition of shares of our Series A Preferred Stock, and the acquisition, ownership and disposition of shares of our common stock acquired upon conversion of our Series A Preferred Stock.

This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect or in existence on the date of this prospectus. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could alter the U.S. federal income tax consequences of the receipt and exercise (or expiration) of subscription rights or acquiring, owning and disposing of our common stock or Series A Preferred Stock as described in this summary. There can be no assurance that the IRS will not take a contrary position with respect to one or more of the tax consequences described herein and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the matters described below.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds subscription rights or shares of our common stock or Series A Preferred Stock, the tax treatment of a partner in such a partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships, and partners in partnerships, that hold subscription rights or shares of our common stock or Series A Preferred Stock should consult their own tax advisors as to the particular U.S. federal income tax consequences of the receipt and exercise (or expiration) of subscription rights and acquiring, owning and disposing of shares of our common stock or Series A Preferred Stock that are applicable to them.

This summary does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income, and does not address other U.S. federal tax consequences, including, for example, estate or gift tax consequences. In addition, this summary does not consider any specific fact or circumstance that may apply to a holder and does not address any special tax rule that may apply to a particular holder, such as:

•  a holder that is a financial institution, insurance company, tax-exempt organization, pension plan, broker, dealer or trader in stocks, securities or currencies, U.S. expatriate, accrual method taxpayer for U.S. federal income tax purposes required to accelerate the recognition of any item of gross income with respect to subscription rights, our common stock or Series A Preferred Stock as a result of such income being recognized on an applicable financial statement, controlled foreign corporation, passive foreign investment company, real estate investment trust or regulated investment company;

•  a holder holding subscription rights or shares of our common stock or Series A Preferred Stock as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

• a holder that holds or receives subscription rights or shares of our common stock or Series A Preferred Stock pursuant to the exercise of any employee stock option or otherwise as compensation;

• a holder that has elected mark-to-market tax accounting or is subject to the alternative minimum tax; or

• a holder that at any time owns, directly, indirectly or constructively, 5% or more of the outstanding subscription rights or shares of our common stock or Series A Preferred Stock.

In addition, this summary does not address any U.S. state or local, or non-U.S. or other tax consequences, or any U.S. federal income tax consequences for beneficial owners of a Non-U.S. Holder, including shareholders of a controlled foreign corporation or passive foreign investment company that holds subscription rights or shares of our common stock or Series A Preferred Stock.

Each holder should consult its own tax advisor regarding the U.S. federal, state, local and non-U.S. tax consequences of the receipt and exercise (or expiration) of subscription rights and acquiring, owning and disposing of shares of our common stock and Series A Preferred Stock.

U.S. Holders

As used in this summary, the term “U.S. Holder” means a beneficial owner of subscription rights issued pursuant to this offering or shares of our Series A Preferred Stock received upon exercise of such subscription rights or shares of our common stock received upon conversion of such Series A Preferred Stock that is, for U.S. federal income tax purposes:

• an individual who is a citizen or resident of the United States;

• a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

• an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•  a trust, if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

Receipt of Subscription Rights

Generally, the distribution of stock by a corporation to its stockholders with respect to their stock is not taxable to such stockholders pursuant to Section 305(a) of the Code. For such purpose, a distribution of rights to acquire stock of the distributing corporation constitutes a distribution of stock. However, if a distribution of stock or rights to acquire stock is within one of several exceptions to the general rule of Section 305(a) set forth in Section 305(b) of the Code, the distribution may be taxable to the stockholders of the distributing corporation as described below.

Many of the exceptions to the general rule of Section 305(a) set forth in Section 305(b) involve preferred stock, such as the distribution of convertible preferred stock in certain circumstances pursuant to Section 305(b)(5). Treasury regulations define preferred stock not for its preferred rights and privileges, but its inability to participate in corporate growth to any significant extent. As discussed below in “—U.S. Holders—Increases of the Accreted Liquidation Preference of the Series A Preferred Stock,” we intend to treat the Series A Preferred Stock as stock that participates in corporate growth to a significant extent and therefore as stock that is not “preferred stock” for purposes of Section 305 of the Code. Accordingly, none of the Section 305(b) exceptions that apply to preferred stock for tax purposes should apply to the rights offering and the rights offering should be evaluated for Section 305 purposes as if all outstanding classes of stock are common stock for U.S. federal income tax purposes. However, the application of the Code Section 305 rules to the rights offering (and any interest therein or obtained thereby) is uncertain.

Section 305(b)(2) is an exception to the general rule of Section 305(a) that applies to a “disproportionate distribution.” Pursuant to Section 305(b)(2), a distribution (or a series of distributions of which such a distribution is one) of stock rights constitutes a “disproportionate distribution,” and is therefore taxable, if the distribution results in (i) the receipt of property by some stockholders, and (ii) an increase in the proportionate interest of other stockholders in the assets or earnings and profits of the distributing corporation. A disproportionate distribution may arise if the receipt of cash or property occurs within 36 months of a distribution or series of distributions of stock.

Prior to the Private Placement, our common stock is our sole outstanding class of stock, and we have no current intention of issuing another class of stock or convertible debt other than the Series A Preferred Stock. We have not made any payments in cash or non-stock property of interest on previously outstanding convertible notes or of dividends on previously outstanding preferred stock. Currently, we do not have any convertible debt or stock that is treated as preferred stock for relevant U.S. federal income tax purposes outstanding, nor do we currently intend to issue any convertible debt or stock that is treated as preferred stock for relevant U.S. federal income tax purposes or pay any dividends on our common stock (other than the issuance of the subscription rights in connection with this offering), but there is no guarantee that we will not do so.

We believe that the distribution of subscription rights in the offering should not constitute part of a “disproportionate distribution,” pursuant to Section 305(b)(2) of the Code. Accordingly, we do not believe a U.S. Holder’s receipt of subscription rights pursuant to the rights offering should be treated as a taxable distribution with respect to their existing shares of common stock for U.S. federal income tax purposes. However, the application of the Code Section 305 rules to the rights offering (and any interest therein or obtained thereby) is uncertain.

Our position regarding the tax-free treatment of the subscription right distribution is not binding on the IRS, or the courts. If this position is finally determined by the IRS or a court to be incorrect, whether on the basis that the issuance of the subscription rights is a “disproportionate distribution” or otherwise, the fair market value of the subscription rights would be taxable to U.S. Holders of our common stock as a dividend to the extent of the U.S. holder’s pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain.

The following discussion is based upon the treatment of the subscription right issuance as a non-taxable distribution with respect to a U.S. Holders’ existing shares of common stock for U.S. federal income tax purposes. If our position is incorrect, the tax consequences applicable to the holders may also be materially different than as described below.

Tax Basis in the Subscription Rights

If the fair market value of the subscription rights a U.S. Holder receives is less than 15% of the fair market value of the U.S. Holder’s existing shares of common stock (with respect to which the subscription rights are distributed) on the date the U.S. Holder receives the subscription rights, the subscription rights will be allocated a zero tax basis for U.S. federal income tax purposes, unless the U.S. Holder elects to allocate its tax basis in its existing shares of common stock between its existing shares of common stock and the subscription rights in proportion to the relative fair market values of the existing shares of common stock and the subscription rights determined on the date of receipt of the subscription rights. If a U.S. Holder chooses to allocate tax basis between its existing common shares and the subscription rights, the U.S. Holder must make this election on a statement included with its timely filed tax return (including extensions) for the taxable year in which the U.S. Holder receives the subscription rights. Such an election is irrevocable. However, if the fair market value of the subscription rights a U.S. Holder receives is 15% or more of the fair market value of their existing shares of common stock on the date the U.S. Holder receives the subscription rights, then the U.S. Holder must allocate its tax basis in its existing shares of common stock between those shares and the subscription rights the U.S. Holder receives in proportion to their fair market values determined on the date the U.S. Holder receives the subscription rights. Please refer to discussion below under “—Exercise of Subscription Rights” regarding the U.S. tax treatment of a U.S. Holder that, at the time of the exercise of the subscription right, no longer holds the common stock with respect to which the subscription right was distributed.

The fair market value of the subscription rights on the date that the subscription rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, U.S. holders should consider all relevant facts and circumstances, including the subscription price of the subscription rights, the trading price of our shares of common stock on the date that the subscription rights are distributed, the fair market value of the Series A Preferred Stock, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.

A U.S. Holder’s holding period of the subscription rights will include its holding period of the shares of common stock with respect to which the subscription rights were distributed.

Exercise of Subscription Rights

A U.S. Holder generally will not recognize gain or loss on the exercise of a subscription right received with respect to shares of common stock.

A U.S. Holder’s tax basis in a share of Series A Preferred Stock acquired through exercise of a subscription right will equal the sum of (1) the subscription price and (2) the U.S. Holder’s tax basis, if any, in the subscription right as determined above.

The holding period of a share of Series A Preferred Stock acquired through exercise of a subscription right will begin on the date the subscription right is exercised.

If, at the time of the receipt or exercise of the subscription right, the U.S. Holder no longer holds the common stock with respect to which the subscription right was distributed, then certain aspects of the tax treatment of the exercise of the subscription right are unclear, including (1) the allocation of tax basis between the common stock previously sold and the subscription right, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the common stock previously sold, and (3) the impact of such allocation on the tax basis of Series A Preferred Stock acquired through exercise of the subscription right. If a U.S. Holder exercises a subscription right received in the rights offering after disposing of shares of our common stock with respect to which the subscription right is received, the U.S. Holder should consult its tax advisor.

Expiration of Subscription Rights

If a U.S. holder allows subscription rights received in the rights offering to expire, the U.S. holder should not recognize any gain or loss for U.S. federal income tax purposes, and the U.S. holder should generally re-allocate any portion of the tax basis in its existing common shares previously allocated to the subscription rights that have expired to the existing common shares.

Distributions on Our Common Stock and Series A Preferred Stock

In general, distributions of cash or property with respect to our common stock or Series A Preferred Stock, as applicable (other than (1) certain pro rata distributions of our stock and (2) increases in the accreted liquidation preference of shares of the Series A Preferred Stock, described below under “—Increases of the Accreted Liquidation Preference of the Series A Preferred Stock”), will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital to the extent of the U.S. Holder’s adjusted tax basis in its shares of common stock or Series A Preferred Stock and will reduce (but not below zero) such U.S. Holder’s adjusted tax basis in its shares of common stock or Series A Preferred Stock. Any remaining excess will be treated as gain from a disposition of shares of our common stock or Series A Preferred Stock subject to the tax treatment described below in “—Sales or Other Dispositions of Shares of Our Common Stock or Series A Preferred Stock.”

Non-corporate U.S. Holders will generally be eligible for reduced rates of taxation on any dividend paid out of current or accumulated earnings and profits, provided that certain holding period and other requirements are satisfied. Corporate U.S. Holders will generally be eligible for a 50% dividends-received deduction on any dividend paid out of current or accumulated earnings and profits, provided that certain holding period and other requirements are satisfied.

A dividend that exceeds certain thresholds in relation to a U.S. Holder’s tax basis in its shares of common stock or Series A Preferred Stock could be characterized as an “extraordinary dividend” (as defined in Section 1059 of the Code) unless the U.S. Holder has held its shares of common stock or Series A Preferred Stock (as applicable) for more than two years prior to the dividend announcement date. If a corporate U.S. Holder receives an extraordinary dividend, it will generally be required to reduce (but not below zero) its stock basis in the shares in respect of which the extraordinary dividend is paid by the portion of such dividend that is not taxed because of the dividends-received deduction. If the amount of the basis reduction exceeds the corporate U.S. Holder’s tax basis in its stock, the excess will be treated as taxable gain. If a non-corporate U.S. Holder receives an extraordinary dividend, it will be required to treat any loss on the sale of the shares in respect of which such extraordinary dividend is paid as a long-term capital loss to the extent of the extraordinary dividends received that qualify for the reduced dividend tax rate described above.

The foregoing discussion is subject to the discussion below under “—Backup Withholding and Information Reporting” and “—FATCA Withholding.”

U.S. Holders should consult their own tax advisors regarding the availability of the reduced dividend tax rate or the dividends-received deduction in light of their particular circumstances.

Increases of the Accreted Liquidation Preference of the Series A Preferred Stock

The tax treatment to a U.S. Holder of an increase in the accreted liquidation preference of the Series A Preferred Stock will depend on whether (1) the Series A Preferred Stock is treated as participating in corporate growth to a significant extent as determined under applicable U.S. Treasury regulations and (2) cash distributions are made on our common stock in a manner that causes a disproportionate distribution. We intend to treat the Series A Preferred Stock as stock that participates in corporate growth to a significant extent and therefore as stock that is not “preferred stock” for purposes of Section 305 of the Code. This treatment, however, is not free from doubt, and there can be no assurance that the IRS will agree that the Series A Preferred Stock should be treated as participating in corporate growth to a significant extent as determined under applicable U.S. Treasury regulations. In general, a U.S. Holder is bound by our determination, unless the U.S. Holder explicitly discloses that it is taking a contrary position in a statement attached to its timely filed tax return for the taxable year in which it acquires shares of our Series A Preferred Stock.

Assuming that the Series A Preferred Stock is treated as participating in corporate growth to a significant extent, if cash distributions are made on the common stock, the tax treatment of an increase in the accreted liquidation preference of the Series A Preferred Stock is not entirely clear. Such an increase may be a taxable distribution to the U.S. Holder, as described above under “—Distributions on Our Common Stock and Series A Preferred Stock,” if a cash distribution is made on shares of the common stock within 36 months before or after an increase in the accreted liquidation preference of the shares of the Series A Preferred Stock and such distribution is treated as having caused a disproportionate distribution. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of such a distribution if we also make a cash distribution on shares of our common stock.

If the Series A Preferred Stock is treated as not participating in corporate growth to a significant extent, whether or not cash distributions are also made on the common stock, the fair market value of the amount of increase in the accreted liquidation preference of the Series A Preferred Stock may be treated as a taxable distribution to the U.S. Holder, as described above under “—Distributions on Our Common Stock and Series A Preferred Stock,” in which case, the U.S. Holder’s tax basis in its shares of Series A Preferred Stock will increase by the amount of any such taxable distribution.

Adjustment of Conversion Price

The conversion price of the Series A Preferred Stock is subject to adjustment under certain circumstances. Applicable U.S. Treasury regulations may treat a U.S. Holder of shares of Series A Preferred Stock as having received a constructive distribution includible in such U.S. Holder’s income in the manner described above under “—Distributions on Our Common Stock and Series A Preferred Stock” if and to the extent that certain adjustments in the conversion price (or certain other transactions that do not require an adjustment in the conversion price) increase the U.S. Holder’s proportionate interest in our earnings and profits. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution in the interests of the U.S. Holders of shares of the Series A Preferred Stock will generally not be considered to result in a constructive dividend distribution.

Conversion of Series A Preferred Stock into Common Stock

A U.S. Holder generally will not recognize gain or loss upon the conversion of the Series A Preferred Stock into common stock, except that (1) a U.S. Holder’s receipt of cash (if any) in respect of accrued and unpaid dividends will be taxable as described above under “—Distributions on Our Common Stock and Series A Preferred Stock,” (2) a U.S. Holder’s receipt of shares of common stock (if any) in respect of accrued and unpaid dividends or dividends in arrears may be taxable as described above under “—Distributions on Our Common Stock and Series A Preferred Stock” as if the U.S. Holder had received cash in respect of such accrued dividends or dividends in arrears equal to the fair market value of such shares of common stock on the date of conversion if the Series A Preferred Stock is treated as not participating in corporate growth to a significant extent as determined under applicable U.S. Treasury regulations and (3) a U.S. Holder’s receipt of cash in lieu of a fractional share of common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share of common stock and the U.S. Holder’s tax basis in the fractional share of common stock).

A U.S. Holder’s basis in shares of common stock received upon conversion of shares of the Series A Preferred Stock (and any fractional share of common stock treated as received and then exchanged for cash) will generally equal the basis of the converted shares of Series A Preferred Stock and the holding period of such shares of common stock will include the holding period of the converted shares of Series A Preferred Stock.

Sales or Other Dispositions of Shares of Our Common Stock or Series A Preferred Stock

A U.S. Holder will generally recognize gain or loss on the sale, exchange, or other taxable disposition of its shares of common stock or Series A Preferred Stock equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in such shares. This gain or loss generally will be capital gain or loss and the capital gain or loss will be long-term capital gain or loss if, at the time of the disposition, the U.S. Holder has held the shares for more than one year. Long-term capital gains of non-corporate U.S. Holders are subject to tax at preferential rates. The deductibility of capital losses is subject to limitations.

In the event that a U.S. Holder’s shares of Series A Preferred Stock are redeemed, or if we purchase a U.S. Holder’s shares of common stock or Series A Preferred Stock in an open market transaction, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption (or purchase) by us qualifies as a sale of shares of common stock or Series A Preferred Stock under Section 302 of the Code. If the redemption (or purchase) by us qualifies as a sale, the U.S. Holder will generally be treated as described in the immediately preceding paragraph. If the redemption (or purchase) by us does not qualify as a sale, the U.S. Holder will be treated as receiving a distribution with the tax consequences described above under “—Distributions on Our Common Stock and Series A Preferred Stock.” A redemption (or purchase) by us of shares of common stock or Series A Preferred Stock generally will be treated as a sale of such shares (rather than as a distribution) if the redemption (or purchase) by us (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. U.S. Holders should consult with their own tax advisors as to whether any of the foregoing tests is satisfied and the tax consequences of a redemption (or purchase) by us.

Backup Withholding and Information Reporting

In general, backup withholding (currently at a rate of 24%) may apply to a U.S. Holder with respect to payments of dividends on, and the proceeds of the disposition of, shares of common stock or Series A Preferred Stock if the U.S. Holder fails to provide a correct taxpayer identification number or otherwise comply with the applicable requirements of the backup withholding rules and such U.S. Holder does not otherwise establish an exemption. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be credited against a U.S. Holder’s U.S. federal income tax liability (which may result in the U.S. Holder being entitled to a refund), provided the required information is timely furnished to the IRS. In general, information reporting requirements may apply to distributions on (including constructive distributions for U.S. federal income tax purposes), or to the proceeds of a disposition of, shares of common stock or Series A Preferred Stock received by a U.S. Holder.

Non-U.S. Holders

As used in this summary, the term “Non-U.S. Holder” means any beneficial owner of subscription rights issued pursuant to this offering, Series A Preferred Stock received upon exercise of such subscription rights or shares of our common stock received upon conversion of such Series A Preferred Stock that is neither a U.S. Holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

Receipt, Exercise and Expiration of the Subscription Rights

The discussion assumes that the receipt of subscription rights will be treated as a nontaxable distribution. See “—U.S. Holders—Receipt of Subscription Rights” above. Non-U.S. Holders will not be subject to U.S. federal income tax (or any withholding thereof) on the receipt, exercise or expiration of the subscription rights.

Distributions on Our Common Stock and Series A Preferred Stock

In general, distributions of cash or property with respect to our common stock or Series A Preferred Stock, as applicable (other than (1) certain pro rata distributions of our stock and (2) increases in the accreted liquidation preference of shares of the Series A Preferred Stock, described below under “—Increases of the Accreted Liquidation Preference of the Series A Preferred Stock”), will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in its shares of common stock or Series A Preferred Stock and will reduce (but not below zero) such Non-U.S. Holder’s adjusted tax basis in its shares of common stock or Series A Preferred Stock. Any remaining excess will be treated as gain from a disposition of shares of our common stock or Series A Preferred Stock subject to the tax treatment described below in “—Sales or Other Dispositions of Shares of Our Common Stock and Series A Preferred Stock.”

Distributions on our common stock or Series A Preferred Stock that are treated as dividends, and that are not effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States, generally will be subject to withholding of U.S. federal income tax at a rate of 30%. A Non-U.S. Holder may be eligible for a lower rate under an applicable income tax treaty between the United States and its jurisdiction of tax residence. In order to claim the benefit of an applicable income tax treaty, a Non-U.S. Holder will be required to provide to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) in accordance with the applicable certification and disclosure requirements. Special rules apply to partnerships and other pass-through entities and these certification and disclosure requirements also may apply to beneficial owners of partnerships and other pass-through entities that hold shares of our common stock or Series A Preferred Stock.

Distributions on our common stock or Series A Preferred Stock that are treated as dividends, and that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States, will be taxed on a net income basis at the regular graduated rates and in the manner applicable to United States persons (unless the Non-U.S. Holder is eligible for and properly claims the benefit of an applicable income tax treaty and the dividends are not attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States, in which case the Non-U.S. Holder may be eligible for a lower rate under an applicable income tax treaty between the United States and its jurisdiction of tax residence). Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States will not be subject to the withholding of U.S. federal income tax discussed above if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8ECI (or other applicable form) in accordance with the applicable certification and disclosure requirements. A Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may also be subject to a “branch profits” tax at a 30% rate (or a lower rate if the Non-U.S. Holder is eligible for a lower rate under an applicable income tax treaty) on the Non-U.S. Holder’s earnings and profits (attributable to dividends on our common stock or Series A Preferred Stock or otherwise) that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, subject to certain adjustments.

The certifications described above must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. A Non-U.S. Holder may obtain a refund or credit of any excess amount withheld by timely filing an appropriate claim for a refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their eligibility for benefits under a relevant income tax treaty and the manner of claiming such benefits.

The foregoing discussion is subject to the discussion below under “—Backup Withholding and Information Reporting” and “—FATCA Withholding.”

Increases of the Accreted Liquidation Preference of the Series A Preferred Stock

The tax treatment to a Non-U.S. Holder of an increase in the accreted liquidation preference of the Series A Preferred Stock will depend on whether (1) the Series A Preferred Stock is treated as participating in corporate growth to a significant extent as determined under applicable U.S. Treasury regulations and (2) cash distributions are made on the common stock in a manner that causes a disproportionate distribution. As discussed above in “—U.S. Holders—Increases of the Accreted Liquidation Preference of the Series A Preferred Stock,” we intend to treat the Series A Preferred Stock as stock that participates in corporate growth to a significant extent and therefore as stock that is not “preferred stock” for purposes of Section 305 of the Code. This view, however, is not free from doubt, and there can be no assurance that the IRS will agree that the Series A Preferred Stock should be treated as participating in corporate growth to a significant extent as determined under applicable U.S. Treasury regulations. In general, a Non-U.S. Holder is bound by our determination, unless the Non-U.S. Holder explicitly discloses that it is taking a contrary position in a statement attached to its timely filed tax return for the taxable year in which it acquires shares of our Series A Preferred Stock.

Assuming that the Series A Preferred Stock is treated as participating in corporate growth to a significant extent, if cash distributions are made on the common stock, the tax treatment of an increase in the accreted liquidation preference of the Series A Preferred Stock is not entirely clear. Such an increase may be a taxable distribution to the Non-U.S. Holder, as described above under “—Distributions on Our Common Stock and Series A Preferred Stock,” if a cash distribution is made on the common stock within 36 months before or after an increase in the accreted liquidation preference of the Series A Preferred Stock and such distribution is treated as having caused a disproportionate distribution. Non-U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of such a distribution if we also make a cash distribution on shares of our common stock.

If the Series A Preferred Stock is treated as not participating in corporate growth to a significant extent, whether or not cash distributions are also made on the common stock, the fair market value of the amount of increase in the accreted liquidation preference of the Series A Preferred Stock may be treated as a taxable distribution to the Non-U.S. Holder, as described above under “—Distributions on Our Common Stock and Series A Preferred Stock,” in which case the Non-U.S. Holder’s tax basis in such Series A Preferred Stock will increase by the amount of any such taxable distribution.

Adjustment of Conversion Price

As described above under “—U.S. Holders—Adjustment of Conversion Price,” applicable U.S. Treasury regulations may treat a holder of Series A Preferred Stock as having received a constructive distribution includible in such holder’s taxable income in the manner described above under “—Distributions on Our Common Stock and Series A Preferred Stock” if and to the extent that certain adjustments in the conversion price (or certain other transactions that do not require an adjustment in the conversion price) result in an in increase the holder’s proportionate interest in our earnings and profits. Any constructive dividend deemed paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable tax treaty. However, any constructive dividend that is effectively connected with the conduct of a trade or business by a Non-U.S. Holder within the United States will be taxed as described above under “—Distributions on Our Common Stock and Series A Preferred Stock.”

Conversion of Series A Preferred Stock into Common Stock

A Non-U.S. Holder generally will not recognize gain or loss upon the conversion of the Series A Preferred Stock into common stock, except that (1) a Non-U.S. Holder’s receipt of cash (if any) in respect of accrued and unpaid dividends will be taxable as described above under “—Distributions on Our Common Stock and Series A Preferred Stock,” (2) a Non-U.S. Holder’s receipt of shares of common stock (if any) in respect of accrued and unpaid dividends or dividends in arrears may be taxable as described above under “—Distributions on Our Common Stock and Series A Preferred Stock” as if the Non-U.S. Holder had received cash in respect of such accrued dividends or dividends in arrears equal to the fair market value of such shares of common stock on the date of conversion if the Series A Preferred Stock is treated as not participating in corporate growth to a significant extent as determined under applicable U.S. Treasury regulations and (3) a Non-U.S. Holder’s receipt of cash in lieu of a fractional share of common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share of common stock and the Non-U.S. Holder’s tax basis in the fractional share of common stock).

A Non-U.S. Holder’s basis in shares of common stock received upon conversion of shares of the Series A Preferred Stock (and any fractional share of common stock treated as received and then exchanged for cash) will generally equal the basis of the converted shares of Series A Preferred Stock and the holding period of such shares of common stock will include the holding period of the converted shares of Series A Preferred Stock.

Sales or Other Dispositions of Shares of Our Common Stock and Series A Preferred Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax (including withholding thereof) on any gain recognized on any sale or other disposition of our common stock or Series A Preferred Stock unless:

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the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); in this case, the gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the manner applicable to United States persons (unless an applicable income tax treaty provides otherwise) and, if the Non-U.S. Holder is treated as a corporation for U.S. federal income tax purposes, the “branch profits tax” described above may also apply;

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the Non-U.S. Holder is an individual who is present in the United States for more than 182 days in the taxable year of the disposition and meets certain other requirements; in this case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain U.S. source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even though the Non-U.S. Holder is not considered a resident of the United States under the Code; or

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we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of disposition and (ii) the period that the Non-U.S. Holder held our common stock or Series A Preferred Stock.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We currently do not treat the Company as, and do not anticipate that the Company will become in the future, a United States real property holding corporation. However, because the determination of whether the Company is a United States real property holding corporation is made from time to time and depends on the relative fair market values of our assets, there can be no assurance in this regard. If the Company were a United States real property holding corporation, the tax relating to disposition of stock in a United States real property holding corporation generally will not apply to a Non-U.S. Holder whose holdings, direct, indirect and constructive, constituted 5% or less of the shares of our common stock or Series A Preferred Stock outstanding at all times during the applicable period, provided that the class of shares held by such Non-U.S. Holder is “regularly traded on an established securities market” (as provided in applicable U.S. Treasury regulations) at any time during the calendar year in which the disposition occurs. However, no assurance can be provided that our common stock and Series A Preferred Stock will be regularly traded on an established securities market for purposes of the rules described above. In particular, we do not intend to register the shares of Series A Preferred Stock for trading on any securities exchange. Non-U.S. Holders should consult their own tax advisors regarding the possible adverse U.S. federal income tax consequences to them if the Company is, or were to become, a United States real property holding corporation.

The foregoing discussion is subject to the discussion below under “—Backup Withholding and Information Reporting” and “—FATCA Withholding.”

Backup Withholding and Information Reporting

Backup withholding (currently at a rate of 24%) will not apply to payments of dividends on our common stock or Series A Preferred Stock to a Non-U.S. Holder if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person, or otherwise qualifies for an exemption. However, the applicable withholding agent generally will be required to report to the IRS and to such Non-U.S. Holder payments of dividends on our common stock or Series A Preferred Stock and the amount of U.S. federal income tax, if any, withheld with respect to those payments. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable tax treaty or agreement.

The gross proceeds from sales or other dispositions of shares of our common stock or Series A Preferred Stock may be subject, in certain circumstances discussed below, to U.S. backup withholding and information reporting. If a Non-U.S. Holder sells or otherwise disposes of shares of our common stock or Series A Preferred Stock outside the United States through a non-U.S. office of a non-U.S. broker and the disposition proceeds are paid to the Non-U.S. Holder outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not U.S. backup withholding, will apply to a payment of disposition proceeds, even if that payment is made outside the United States, if a Non-U.S. Holder sells shares of our common stock or Series A Preferred Stock through a non-U.S. office of a broker that is a United States person or has certain enumerated connections with the United States, unless the broker has documentary evidence in its files that the Non-U.S. Holder is not a United States person and certain other conditions are met or the Non-U.S. Holder otherwise qualifies for an exemption.

If a Non-U.S. Holder receives payments of the proceeds of a disposition of shares of our common stock or Series A Preferred Stock to or through a U.S. office of a broker, the payment will be subject to both U.S. backup withholding and information reporting unless the Non-U.S. Holder provides to the broker a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person, or the Non-U.S. Holder otherwise qualifies for an exemption.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be credited against the Non-U.S. Holder’s U.S. federal income tax liability (which may result in the Non-U.S. Holder being entitled to a refund), provided that the required information is timely furnished to the IRS.

FATCA Withholding

The Foreign Account Tax Compliance Act and related U.S. Treasury guidance (commonly referred to as “FATCA”) impose a U.S. federal withholding tax at a rate of 30% on payments to certain foreign entities of (i) U.S.-source dividends (including dividends paid on our common stock and Series A Preferred Stock) and (ii) the gross proceeds from the sale or other disposition of property that produces U.S.-source dividends (including sales or other dispositions of shares of our common stock and Series A Preferred Stock). Under proposed U.S. Treasury regulations that may be relied upon pending finalization, the withholding tax on gross proceeds would be eliminated and, consequently, FATCA withholding on gross proceeds is not currently expected to apply. This withholding tax applies to a foreign entity, whether acting as a beneficial owner or an intermediary, unless such foreign entity complies with (i) certain information reporting requirements regarding its U.S. account holders and its U.S. owners and (ii) certain withholding obligations regarding certain payments to its account holders and certain other persons. Accordingly, the entity through which a Non-U.S. Holder holds its shares of common stock or Series A Preferred Stock will affect the determination of whether such withholding is required. Non-U.S. Holders are encouraged to consult their tax advisors regarding FATCA.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock. You are strongly encouraged, however, to read our amended and restated certificate of incorporation, our amended and restated bylaws, the form of certificate of designations for the Series A Preferred Stock and other documents and agreements, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part and available from us, at no cost, upon request. This summary may not contain all of the information about our capital stock that is important to you. You are encouraged to carefully read the documents referred to in this section in their entirety, as it is those legal documents, together with applicable laws, that contain the terms and provisions of our capital stock.

Common Stock

Voting Rights. Each outstanding share of our common stock is entitled to one vote on all matters with respect to which the holders of our common stock are entitled to vote. See also “—7% Series A Convertible Participating Preferred Stock—Voting and Director Designation Rights.”

Dividends. Subject to preferences that may apply to shares of preferred stock, including the Series A Preferred Stock, outstanding at the time, holders of our outstanding common stock are entitled to any dividend declared by the board of directors out of funds legally available for this purpose.

Liquidation. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock (including the Series A Preferred Stock).

Other Rights. Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock (including the Series A Preferred Stock and any series of preferred stock that we may designate in the future).

7% Series A Convertible Participating Preferred Stock

The following is a summary of the material terms of the Series A Preferred Stock. For a more complete description, you should refer to the form of certificate of designations for the Series A Preferred Stock, filed as an exhibit to the registration statement of which this prospectus forms a part.

Term. The Series A Preferred Stock is perpetual, subject to the redemption and conversion rights summarized herein.

Ranking. The Series A Preferred Stock will rank senior to our common stock and all other forms of our equity and equity-like securities convertible into common stock, with respect to dividends and distributions on liquidation, winding-up and dissolution and junior to all of our existing and future indebtedness.

Liquidation Preference. Each share of Series A Preferred Stock will have an initial liquidation preference of $5.60, which liquidation preference will accrete to include the cumulative dividends described below, to the extent not paid in cash, which we refer to as the accretion amount, and together with the amount of the initial liquidation preference, the accreted liquidation preference. Upon a liquidation or dissolution of Emerald Holding, Inc., before any distributions may be made with respect to our common stock and subject to the rights of holders of any Liquidation Senior Stock (as defined in the certificate of designation for the Series A Preferred Stock) and the rights of our creditors, the holders of Series A Preferred Stock are entitled to receive the greater of (a) the accreted liquidation preference, and (b) the amount the holders of Series A Preferred Stock would have received in respect of the number of shares of common stock that would be issuable if they had converted their Series A Preferred Stock into common stock immediately prior to such liquidation or dissolution (assuming such holders were permitted to convert all of their shares of Series A Preferred Stock and were not subject to the HSR Act limitation described below under —Conversion Rights).

Dividends. The Series A Preferred Stock will accumulate an accreting return at a rate per annum equal to 7% on the accreted liquidation preference (as defined herein), payable quarterly in arrears (the “accretion amount”) on March 31st, June 30th, September 30th and December 31st of each year (each, a “return payment date”), beginning on September 30, 2020. Until July 1, 2023, the accretion amount will automatically be paid in-kind by adding to the accreted liquidation preference of each share the unpaid accretion amount that has accumulated on such share to, but excluding, the return payment date. On and after July 1, 2023, we may, at our option, pay the accumulated and unpaid accretion amount on the Series A Preferred Stock in cash. On any return payment date, in the event we do not pay all or any portion of the accretion amount that has accumulated since the previous return payment date, then such accretion amount will be automatically added to the accreted liquidation preference of each share of Series A Preferred Stock then outstanding. The accretion amount accrues on the accreted liquidation preference on a daily basis from the initial issuance of the Series A Preferred Stock. With respect to cash dividends, we may pay a noncumulative cash dividend on each share of the Series A Preferred Stock when, as and if declared by our board of directors and permitted under the Delaware General Corporation Law (the “DGCL”), out of funds legally available for the payment of distributions.

We may not declare or pay any dividends or distributions on our common stock prior to July 1, 2023. Thereafter we may not declare or pay any dividends or distributions on our common stock unless the entirety of the accretion amount has been, or will be concurrently, paid in full in cash, unless a majority of the holders of outstanding shares of the Series A Preferred Stock approve such dividend. In addition, holders of the Series A Preferred Stock will participate, pro-rata on an as-converted basis, in any dividends and distributions made to holders of our common stock or other equity securities (including securities convertible into equity securities on an as-converted basis).

Rights of Holders Upon Change of Control. Upon the occurrence of a Change of Control (as defined below), holders of Series A Preferred Stock may elect to convert all, or any whole number of shares that is less than all, of their Series A Preferred Stock into shares of common stock at the then applicable conversion price. If such Change of Control occurs after the date on which no “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) beneficially owns in excess of 50% of our common stock on an as converted basis, holders of shares of Series A Preferred Stock may elect to convert their Series A Preferred Stock into common stock as described in the prior sentence, or in the alternative, may elect to require us to redeem all, or any whole number of shares that is less than all, of their Series A Preferred Stock, in cash at a price per share equal to 100% of the accreted liquidation preference (the “Change of Control Repurchase Right”), provided that our obligation to make payment thereof is limited to funds legally available therefor (and in such event, we are required to redeem the maximum amount legally permissible). We are prohibited from voluntarily taking any action that would give rise to this redemption right of the holders of the Series A Preferred Stock unless sufficient funds are legally available to fully pay the maximum aggregate redemption price that would be payable if all holders of Preferred Stock made such redemption election with respect to all then-outstanding shares of Series A Preferred Stock. Prior to repurchasing the shares of Series A Preferred Stock that are subject to the Change of Control Repurchase Rights, we may elect, at our option, to make payment in full of any outstanding and unpaid principal and interest amounts on our existing Amended and Restated Senior Secured Credit Facility.

Redemption Rights

Redemption at Our Option: We have the right to redeem all, but not less than all, of the Series A Preferred Stock, subject to the rights of holders of the Series A Preferred Stock to convert the Series A Preferred Stock prior to such redemption, beginning on the six-year anniversary of the Private Placement Closing Date for a cash purchase price equal to (a) on or after the six-year anniversary and prior to the seven-year anniversary of the Private Placement Closing Date, 105% of the accreted liquidation preference, (b) on or after the seven-year anniversary and prior to the eight-year anniversary of the Private Placement Closing Date, 103% of the accreted liquidation preference or (c) on or after the eight-year anniversary of the Private Placement Closing Date, 100% of the accreted liquidation preference.

We will give notice of any redemption not less than 30 nor more than 60 days prior to the redemption date set forth in the notice. The redemption notice will specify, amongst other things, that the Series A Preferred Stock called for redemption may be converted at the option of the holder at any time before the close of business on the business day immediately preceding the redemption date (or, if the we fail to pay the redemption price due on such redemption date in full, at any time until such time as we pay such redemption price in full).

Redemption at Our Option Upon Change of Control. A Change of Control will be deemed to occur if: (i) a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than Emerald Holding, Inc., its wholly owned subsidiaries or Onex or any of Onex’ affiliates become the direct or indirect beneficial owners (as determined in accordance with Rule 13d-3 of the Exchange Act) of shares of the Emerald Holding, Inc.’s common equity representing more than 50% of the voting power of all of the Emerald Holding, Inc.’s then-outstanding common equity or (ii) upon the consummation of any (x) sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Emerald Holding, Inc. and its subsidiaries, taken as a whole, to any person or (y) transaction or series of transactions in connection with which all of our common stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property; provided, however, that any such transaction pursuant to which the persons that directly or indirectly beneficially owned all classes of the Emerald Holding, Inc.’s common equity immediately prior to such transaction directly or indirectly beneficially own, immediately after such transaction, more than 50% of all classes of common equity of the surviving corporation or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a Change of Control pursuant to clause (ii) (clauses (i) and (ii) together, a “Change of Control”). If there is a Change of Control prior to the six-year anniversary of the Private Placement Closing Date, we have the right to redeem all, but not less than all, of the Series A Preferred Stock, subject to the right of holders of the Series A Preferred Stock to convert the Series A Preferred Stock prior to such redemption, for a cash purchase price equal to 100% of the accreted liquidation preference, plus the net present value of the additional amount by which the accreted liquidation preference would have increased from the date of such redemption through the sixth anniversary of the Private Placement Closing Date.

On or before the 20th business day prior to the effective date of a Change of Control (or, if later, promptly after we discover that a Change of Control may occur) we will send to each holder a notice of such Change of Control. The Change of Control notice will specify, amongst other things, that the Series A Preferred Stock may instead be converted at the option of the holder at any time before the close of business on the business day immediately preceding the date fixed by us in the Change of Control notice for the repurchase of any Series A Preferred Stock in connection with such Change of Control.

Conversion Rights

Optional Conversion by Holders. Shares of the Series A Preferred Stock may be converted at the option of the holder thereof, in whole or in part, into a number of fully paid and non-assessable shares of our common stock equal to the (a) amount of the accreted liquidation preference, divided by (b) the applicable conversion price. Shares of Series A Preferred Stock held by Onex are not convertible at the option of the holder until the expiration or termination of any applicable waiting period under the HSR Act.

Mandatory Conversion. If, at any time following the third anniversary of the Private Placement Closing Date, the closing price of our common stock exceeds 175% of the then applicable conversion price then in effect for a period of 20 consecutive trading days, we may, at our option, require that any or all of the then outstanding shares of Series A Preferred Stock be converted automatically into common stock at the then applicable conversion price, provided that such conversion will result in the issuance of unrestricted shares of common stock, the common stock is then listed (and trading is not suspended or limited in any material respect) on the NYSE, and we have not received a delisting or suspension notice and delisting or suspension is not reasonably likely to occur.

Conversion Price. The initial conversion price of the Series A Preferred Stock will be $3.52 per share and is subject to customary anti-dilution adjustments, including downward adjustments to the conversion price in connection with certain future sales or issuances of securities by us that are below fair market value and adjustments in the case of any stock split, stock dividend, recapitalization or similar events, all as more fully described in the certificate of designations for the Series A Preferred Stock. Subject to obtaining any vote of stockholders required by the rules of the NYSE, if any, the conversion price may not be adjusted below $3.23 per share of common stock (other than as a result of any stock split, stock dividend, recapitalization or similar event).

No Fractional Shares. If, upon conversion of the Series A Preferred Stock, a holder would be entitled to receive a fractional interest in a share of our common stock (after aggregating all shares of common stock issuable upon conversion by such holder), we will, upon conversion, pay in lieu of such fractional interest, to the extent permitted under applicable law, cash based on the last reported sale price of a share of our common stock at the time of such conversion (as more fully described in the certificate of designations for the Series A Preferred Stock).

Voting and Director Designation Rights

Voting Generally. Holders of shares of Series A Preferred Stock will be entitled to vote with the holders of shares of our common stock and not as a separate class, at any annual or special meeting of our stockholders, and may act by written consent in the same manner as the holders of common stock, in each case, on an as-converted basis, subject to the specific Approval Rights described below.

In the event of any vote or action by written consent, each holder of shares of Preferred Stock will be entitled to that number of votes equal to the whole number of shares of common stock into which such holder’s aggregate number of shares of Series A Preferred Stock are convertible as of the close of business on the record date fixed for such vote or written consent.

Series A Preferred Stock Voting as a Separate Class. For so long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote or consent of holders representing a majority of the outstanding shares of Series A Preferred Stock is required to effect any of the following actions (the “Approval Rights”):

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any amendment to our Amended and Restated Certificate of Incorporation, our Second Amended and Restated Bylaws or the Series A Preferred Stock Certificate of Designations that (i) authorizes or creates or increases the authorized number of shares of equity securities that are pari passu or senior to the Series A Preferred Stock or (ii) adversely affects the rights, preferences or voting powers of the Series A Preferred Stock;

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a voluntary deregistration under the Exchange Act or delisting the common stock from the NYSE (other than in connection with a Change of Control Transaction in which shares of our common stock convert into the right to receive only cash consideration, listed common securities of the acquirer or other counterparty or a combination thereof);

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the declaration or payments of any dividends or distributions on our common stock, unless at the time of payment of such distribution, the entirety of the accumulated and unpaid accretion amount has been, or will concurrently be paid in full in cash; or

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the issuance of any convertible indebtedness, other class of preferred stock or other equity securities in each case with rights to payments or distributions in which the Series A Preferred Stock would not participate on a pro-rata, as-converted basis.

Board of Directors Representation. For so long as the Series A Preferred Stock represents a minimum percentage of the outstanding shares of common stock on an as-converted basis as described below, the holders of the Series A Preferred Stock shall have the following rights to representation on our board of directors (the “Preferred Stock Directors”):

Minimum Percentage	Board Representation
≥50%	5 directors
≥40%	4 directors
≥30%	3 directors
≥20%	2 directors
≥10%	1 director

In limitation of the foregoing board representation rights, the number of directors that the holders of Series A Preferred Stock will be entitled to elect voting as a separate class will be reduced to the extent necessary to ensure that, at all times, at least two directors elected by the holders of our common stock and the Series A Preferred stock, voting together on an as-converted basis and, at any time that the minimum percentage is less than 40%, at least a majority of the board seats will be elected by the holders of our common stock and the Series A Preferred stock, voting together on an as-converted basis. In addition, for so long as the minimum percentage is greater than 50%, the size of our board may not be increased to more than nine seats, or decreased, without the approval of a majority of the Preferred Stock Directors. All decisions of our board with respect to the exercise or waiver of rights relating to the Series A Preferred Stock shall be determined by a majority of our directors that are not employees of Emerald or affiliated with Onex (“Unaffiliated Directors”), or by a committee of Unaffiliated Directors.

In addition, for so long as the outstanding shares of Series A Preferred Stock represent more than 30% of the outstanding shares of our common stock on an as-converted basis, without the approval of a majority of the Preferred Stock Directors, we may not:

•

incur new indebtedness (excluding any borrowing under our Amended and Restated Revolving Credit Facility) (i) when our Adjusted EBITDA (as reported in our most recent annual report on Form 10-K or quarterly report on Form 10-Q, as adjusted to reflect the pro forma effect of any acquisitions or dispositions by Emerald Holding, Inc. or its subsidiaries during the applicable period) for the trailing twelve months is less than $100 million, if incurring such new indebtedness would result in our gross debt to Adjusted EBITDA ratio for the trailing twelve-month period exceeding 4.50x, or (ii) when our Adjusted EBITDA (as adjusted in clause (i) hereof) for the trailing twelve months is greater than or equal to $100 million, if incurring such new indebtedness would result in our net debt to Adjusted EBITDA ratio exceeding 4.50x;

•	redeem or repurchase any junior stock of Emerald Holding, Inc.;

•

purchase or acquire any capital stock or assets of any third party, or dispose of assets of Emerald or the capital stock of its subsidiaries, in each case in any individual transaction or series of related transactions with a value in excess of $100 million;

•	hire, promote, demote or terminate our chief executive officer; or

•	make a voluntary filing for bankruptcy or commence a liquidation or dissolution of Emerald Holding, Inc.

PLAN OF DISTRIBUTION

On or about                , 2020, we will distribute the rights, rights certificates and copies of this prospectus to individuals who owned shares of our common stock on the record date. If you wish to exercise your rights and purchase shares of Series A Preferred Stock, you should complete the rights certificate and return it with payment for the shares of Series A Preferred Stock, to the subscription agent, Computershare Trust Company, N.A., at the following address:

By First Class Mail: Computershare Trust Company, N.A. Corporate Actions Voluntary Offer, COY:EEXE P.O. Box 43011 Providence, RI 02940-301	By Express Mail or Overnight Courier: Computershare Trust Company, N.A. Corporate Actions Voluntary Offer, COY:EEXE 150 Royall Street, Suite V Canton, MA 02021

Onex has agreed in the Investment Agreement to purchase from us at a price per share equal to the subscription price any and all shares of Series A Preferred Stock not subscribed for in the rights offering by common stockholders other than Onex, which number of shares will equal the difference between 24,388,014 and the number of shares of Series A Preferred Stock issued pursuant to this rights offering (the Backstop Commitment).

The aggregate proceeds from the rights offering and the Backstop Commitment are expected to be approximately $136.6 million, before deducting estimated expenses of $1.2 million incurred by us relating to the rights offering. This, together with proceeds received from the Private Placement, are expected to be approximately $400 million before deducting expenses. Please see “Use of Proceeds.”

If you have any questions, you should contact the information agent, Georgeson LLC, at (866) 856-6388. We have agreed to pay the subscription agent and information agent a fee plus certain expenses, which we estimate will total approximately $200,000.

Other than as described herein, we do not know of any existing agreements between any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of Series A Preferred Stock or the common stock issuable upon conversion of the Series A Preferred Stock.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Exchange Act, and, in accordance with these requirements, we are required to file periodic reports and other information with the Securities and Exchange Commission. The reports and other information filed by us with the SEC may be inspected and copied at the public reference facilities maintained by the SEC as described below.

The SEC maintains an internet website at http://www.sec.gov that contains our filed reports, proxy and information statements, and other information that we file electronically with the SEC. Additionally, we make these filings available, free of charge, on our website at www.emeraldx.com under “Investors” as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus, is not incorporated by reference into this prospectus, and should not be relied upon in connection with making any investment decision with respect to our shares of Series A Preferred Stock or our shares of common stock.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We disclose important information to you by referring you to documents that we have previously filed with the Securities and Exchange Commission or documents that we will file with the Securities and Exchange Commission in the future. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the Securities and Exchange Commission will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of the respective filings that are furnished, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed) until we close this offering, including all filings made after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of that registration statement. We hereby incorporate by reference the following documents:

•	Our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 14, 2020;

•	The portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 3, 2020, which are incorporated by reference into the Form 10-K;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 8, 2020;

•

Our Current Reports on Form 8-K, filed with the SEC on January 16, 2020 (but excluding Item 7.01 and Exhibit 99.1), February  4, 2020, April 27, 2020, May 5, 2020 (but excluding Item 2.02 and Exhibit 99.1), May  18, 2020 and June 11, 2020 (but excluding Item 7.01 and Exhibit 99.1); and

•	The description of our common stock, par value $0.01 per share, from our Form 8-A, File No. 001-38076, filed with the SEC on April 28, 2017.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of the prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by written or oral request made to us at the following address or telephone number:

Emerald Holding, Inc.

31910 Del Obispo Street

Suite 200

San Juan Capistrano, California 92675

(949) 226-5700

LEGAL MATTERS

The validity of the shares of the Series A Preferred Stock will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Emerald Holding, Inc.

Rights to Purchase up to 24,388,014 Shares of 7% Series A Convertible Participating Preferred Stock

at

$5.60 per Share

dated,            .

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses payable by us in connection with the offering of securities described in this registration statement. All amounts shown are estimates, except for the SEC registration fee:

Securities and Exchange Commission Registration Fee	$17,728
Subscription Agent and Information Agent Fees and Expenses	$200,000
Printing and Mailing Costs	$200,000
Accounting Fees and Expenses	$100,000
Legal Fees and Expenses	$650,000
Miscellaneous Expenses	$32,272

Total	$1,200,000

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders,

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the Delaware General Corporation Law, or

•	for any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation provides that we shall, to the fullest extent permitted by Delaware General Corporation Law, indemnify all persons whom we may indemnify under Delaware law and contains provisions permitted by Section 102(b)(7) of the Delaware General Corporation Law.

Our certificate of incorporation further provides that:

•	we are required to indemnify our directors and officers, subject to very limited exceptions;

•	we may indemnify other persons, subject to very limited exceptions and the unanimous consent of our board of directors; and

•	we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding, subject to very limited exceptions.

We maintain an insurance policy providing for indemnification of officers and directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and conditions.

The indemnification provisions in our certificate of incorporation and second amended and restated bylaws may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.

Item 16. Exhibits.

The Exhibits to this registration statement are listed in the Index to Exhibits.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or date of the first sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is a part of this registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was a part of this registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit	Description

4.1	Amended and Restated Certificate of Incorporation of the Company, dated as of April 27, 2017 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Emerald Expositions Events, Inc. with the Securities and Exchange Commission on May 3, 2017).

4.2	Certificate of Amendment to the Certificate of Incorporation of Emerald Expositions Events, Inc., dated February 3, 2020 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Emerald Expositions Events, Inc. with the Securities and Exchange Commission on February 4, 2020).

4.3	Second Amended and Restated Bylaws of the Company, effective as of February 14, 2020 (incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 4, 2020).

4.4*	Form of Subscription Rights Certificate.

4.5*	Form of Instructions for Use of Subscription Rights Certificates.

4.6*	Form of Letter to Stockholders who are Record Holders.

4.7*	Form of Letter to Brokers, Dealers, Banks and other Nominee Holders Whose Clients are Beneficial Holders.

4.8*	Form of Letter to Clients of Nominee Holders.

4.9	Form of Certificate of Designations for Series A Convertible Participating Preferred Stock (included in Exhibit 10.1 hereto).

4.10	Form of certificate representing Series A Convertible Participating Preferred Stock (included in Exhibit 10.1 hereto).

4.11	Specimen Common Stock Certificate of Emerald Expositions Events, Inc. (incorporated by reference to Exhibit 4.1 to the Registrant’s Form S-1 Registration Statement (Registration No. 333-217091) filed by Emerald Expositions Events, Inc. with the Securities and Exchange Commission on April 10, 2017).

5.1*	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP regarding the validity of the securities being registered.

10.1	Investment Agreement, dated June 10, 2020, by and among Emerald Holding, Inc. and Onex (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Emerald Holding, Inc. with the Securities and Exchange Commission on June 11, 2020).

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in Exhibit 5.1 hereto).

24.1*	Powers of Attorney (included in signature page).

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Juan Capistrano, State of California, on this 19th day of June, 2020.

By:	/s/ David Doft
David Doft
Chief Financial Officer and Treasurer

KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and officers of Emerald Holding, Inc., which is filing a registration statement on Form S-3 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933, as amended, hereby constitutes and appoints each of David Doft and Mitchell Gendel or either of them, each acting alone, such person’s true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign such registration statement and any or all amendments, including post-effective amendments to the registration statement, including a prospectus or an amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462 (b) under the Securities Act of 1933, as amended, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Juan Capistrano, State of California, on the dates indicated.

Signature	Title	Date

/s/ Brian Field	Interim Chief Executive Officer, President (Principal Executive Officer)	June 19, 2020
Brian Field

/s/ David Doft	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	June 19, 2020
David Doft

/s/ Konstantin Gilis	Chairman of the Board and Director	June 19, 2020
Konstantin Gilis

/s/ Michael Alicea	Director	June 19, 2020
Michael Alicea

/s/ Todd Hyatt	Director	June 19, 2020
Todd Hyatt

/s/ Lisa Klinger	Director	June 19, 2020
Lisa Klinger

/s/ Anthony Munk	Director	June 19, 2020
Anthony Munk

/s/ Jeffrey Naylor	Director	June 19, 2020
Jeffrey Naylor

/s/ Emmanuelle Skala	Director	June 19, 2020
Emmanuelle Skala